SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ARMSTRONG WORLD INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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(4)	Date Filed:

ARMSTRONG WORLD INDUSTRIES , INC. 2500 COLUMBIA AVE., LANCASTER, PA 17603 P.O. BOX 3001, LANCASTER, PA 17604 www.armstrong.com

Thomas M. Armstrong Founder 1860

April 26, 2010

2010 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

On behalf of the Board of Directors of Armstrong World Industries, Inc., it is my pleasure to invite you to attend the 2010 Annual Meeting of Shareholders of Armstrong World Industries, Inc. at 8:00 a.m. on Friday, July 2, 2010. The meeting will be held at our corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania.

For this meeting, we are following Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to shareholders via the Internet. This reduces the costs of printing and mailing the materials and saves paper resources. However, any shareholder who would like to receive paper copies of the proxy materials can request them, free of charge, by email at www.amstock.com or by calling American Stock Transfer & Trust Company, LLC at 1-800-937-5449.

Information concerning the matters to be acted upon at the meeting is provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you plan to attend the meeting, it is important that your Common Shares be represented. Please vote your Common Shares through the Internet, by telephone, or by completing and returning a proxy card.

On behalf of your Board of Directors, thank you for your continued support of Armstrong.

Very truly yours,

Chairman of the Board
Armstrong World Industries, Inc.

ARMSTRONG WORLD INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held July 2, 2010

April 26, 2010

To the Shareholders of Armstrong World Industries, Inc.:

The 2010 Annual Meeting of Shareholders of Armstrong World Industries, Inc. (the “Company”) will be held on Friday, July 2, 2010, at 8:00 a.m. (local time), at the offices of the Company, 2500 Columbia Avenue, Lancaster, Pennsylvania, for the following purposes:

1.	To elect eleven directors for the ensuing year or until their successors are elected and qualified;

2.	To ratify the selection of KPMG LLP as independent auditors for 2010, and

3.	To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

Shareholders of record of the Company’s Common Shares, par value $0.01 per share, at the close of business on April 5, 2010 (the “Record Date”) are entitled to receive notice of and to vote at the meeting or any adjournment thereof. You are cordially invited to be present at the meeting and to vote.

Please note that to attend the meeting in person, you must have been a shareholder on the Record Date and you must present an admission ticket and photo identification.

To request an admission ticket, please email or write the Office of the Corporate Secretary at AdmissionTicket@armstrong.com or Attention: C. L. Putt, Armstrong World Industries, Inc., P. O. Box 3001, Lancaster, PA 17604-3001. We must receive your request at least ten business days prior to the meeting. If your Common Shares are held directly in an account with our Transfer Agent, American Stock Transfer & Trust Company, LLC, your name will appear in our Record Date shareholder list. If your Common Shares are in the name of a broker, bank or other institution, you must provide evidence of your beneficial stock ownership on the Record Date.

Whether or not you attend the meeting, please ensure your Common Shares are represented by voting through the Internet, by telephone or by signing, dating and returning a proxy card.

By order of the Board of Directors,

Jeffrey D. Nickel
Senior Vice President, Secretary and General Counsel

Armstrong World Industries, Inc.

2500 Columbia Avenue

Lancaster, PA 17603

PROXY STATEMENT

Annual Meeting of Shareholders

to be held July 2, 2010, at 8:00 a.m.

April 26, 2010

This Proxy Statement is being furnished to the shareholders of Armstrong World Industries, Inc., a Pennsylvania corporation (the “Company” or “Armstrong”), in connection with its 2010 Annual Meeting of Shareholders. Shareholder proxies are solicited on behalf of the Board of Directors for use at the Annual Meeting on July 2, 2010 at 8:00 a.m., and at any adjournment or postponement thereof, at the principal offices of the Company, 2500 Columbia Avenue, Lancaster, Pennsylvania.

For this meeting, we are following SEC rules that allow us to furnish proxy materials to shareholders via the Internet. This reduces the costs of printing and mailing the materials, and saves paper resources. However, any shareholder who would like to receive paper copies of the proxy materials can request them, free of charge, by email at www.amstock.com or by calling American Stock Transfer & Trust Company, LLC at 1-800-937-5449.

Please read this Proxy Statement and vote your Common Shares through the Internet, by telephone, by completing, dating, signing and returning a proxy card, or by attending the meeting and voting in person.

Your proxy may be revoked at any time by filing a revocation with the Corporate Secretary before the polls close at the Annual Meeting. Your proxy may be changed by a duly executed proxy card or instructions bearing a later date (including proxy instructions given by telephone or Internet vote) or by voting in person at the meeting.

Properly executed and valid proxies will be voted according to their terms. If a shareholder instructs how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted accordingly. If a shareholder fails to so specify how to vote on a particular proposal, the proxy will be voted on proposals 1 and 2 as follows:

1.	FOR the election of each director nominee named in this Proxy Statement; and

2.	FOR the ratification of the appointment of independent auditors.

Only holders of Common Shares of record at the close of business on April 5, 2010 (the “Record Date”) are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof. On the Record Date, there were 57,534,087 Common Shares outstanding. Each such Common Share is entitled to one vote on each matter to be voted on at the Annual Meeting of Shareholders. Cumulative voting for directors is not permitted.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Under SEC rules, we are providing access to our proxy materials over the Internet. We are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders of record and beneficial owners. All shareholders are free to access the proxy materials on a website referred to in the Notice and to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy are in the Notice. In addition, shareholders may request proxy materials be sent by mail or by email.

Q:	How can I receive printed shareholder and proxy materials?

A:	If you are a shareholder of record with an account at American Stock Transfer & Trust Company, LLC (“AST”), call 1-800-937-5449; write to AST at 59 Maiden Lane, Plaza Level, New York, NY 10038; or email www.amstock.com and ask for printed proxy materials for Armstrong. You will be asked to provide AST certain secure information. Once a shareholder requests printed copies, we will send future materials in print until asked to stop doing so. If you are a “beneficial” or “street name” holder, meaning that you hold Armstrong stock through a broker, bank or other firm, you must contact that company with your request.

Q:	How can I obtain electronic proxy materials instead of mailed copies?

A:	This Proxy Statement and our 2009 Annual Report on Form 10-K are available at www.amstock.com and on our website at www.armstrong.com. The Notice sent to shareholders about the Annual Meeting provides instructions on how to view our proxy materials and request we furnish future proxy materials to you electronically. Shareholders of record can also elect to receive future proxy statements and annual reports via electronic access instead of receiving paper copies in the mail. Log on to www.proxyconsent.com/armstrong and follow the instructions. It will be helpful to have your shareholder account number on hand when you go on line. This option saves us the cost of producing and mailing these documents. Beneficial or “street name” shareholders who wish to enroll in electronic access should contact the firm where they have their account.

If you choose to receive future proxy statements and annual reports electronically, each year you will be notified when these documents become available. Your choice to receive these documents electronically will remain in effect until you instruct otherwise. You do not have to elect Internet access each year.

Q:	Where can I get a copy of the 10-K Report?

A:	You can obtain the Company’s Annual Report on Form 10-K, free of charge, by downloading it from www.amstock.com or www.armstrong.com. You can request a printed copy free of charge from the Company’s Investor Relations office at the following address:

Investor Relations
Armstrong World Industries, Inc. P. O. Box 3001 Lancaster, PA 17604-3001

Q:	What is included in these proxy materials?

A:	These proxy materials include:

•	our Proxy Statement and proxy for the Annual Meeting; and

•	our 2009 Annual Report on Form 10-K, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include a proxy card and return envelope.

Q:	What am I voting on?

A:	You are being asked to vote your proxy on two proposals. The first is the election of eleven members to our Board of Directors. For more information on all eleven nominees, please turn to the section “Election of Directors.”

You also are being asked to ratify the selection of KPMG LLP as Armstrong’s independent auditors for 2010. For more information, please turn to “Ratification of Auditors.”

Q:	Who is entitled to vote?

A:	Each holder of record of Common Shares of Armstrong at the close of business on the record date, April 5, 2010, is entitled to one vote for each Common Share owned on each matter to be voted on.

Q:	Can I cumulate my votes for directors and cast them all for one candidate?

A:	No. The Articles and Bylaws of the Company do not permit cumulative voting for directors.

Q:	How do I vote?

A:	You can vote in any one of the following ways:

•	Internet – go to the website listed on your meeting notice or proxy card and follow the instructions.

•	telephone – use a touch tone phone to call 1-800-776-9437 (the telephone number on your meeting notice or proxy card) and follow the recorded instructions.

•	mail – sign and date a proxy card, and mail it back.

•

attend the Annual Meeting – deliver your completed proxy card in person or complete a ballot at the meeting. However, if you hold your Common Shares through a bank or broker rather than directly with the Company, you must obtain a proxy from that firm and provide it at the meeting in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important, and we encourage you to vote promptly.

Q:	What must I do to attend the meeting in person?

A:	If you wish to attend the meeting in person, please request an admission ticket and, if you hold your Common Shares in an account with a broker or bank, provide evidence that you were a shareholder on the Record Date. We must receive your request at least ten business days prior to the meeting at the Office of the Corporate Secretary (Attn: C. L. Putt, Armstrong World Industries, Inc., P. O. Box 3001, Lancaster, PA 17604-3001) or by email at AdmissionTicket@armstrong.com. It will be necessary to present the admission ticket and picture identification to gain entrance to the Corporate Campus.

Q:	How many votes are needed to hold the meeting?

A:	The presence in person or by proxy at the Annual Meeting of the holders of a majority of all Common Shares issued and outstanding is required for a quorum in order to hold the meeting.

Q:	What is the vote required to elect the nominees for directors?

A:	The eleven nominees receiving the greatest number of affirmative votes will be elected directors.

Q:	How many votes are needed to approve the ratification of KPMG LLP as auditors?

A:	The approval of a majority of votes cast at the Annual Meeting is required.

Q:	Will any other matters be voted on?

A:	We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the proxy card is properly brought before the Meeting by a shareholder, the individuals designated as proxies will vote on the matter in accordance with their judgment if permitted by applicable law.

Q:	Who will count the votes?

A:	The Judge of Election, a representative of American Stock Transfer & Trust Company, LLC, the Company’s Registrar and Transfer Agent, will count the votes.

Q:	What if I do not return my proxy card and I do not attend the annual meeting?

A:	If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted. Under the rules of the New York Stock Exchange, if you hold your shares in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your record holder can vote your shares on the ratification of the independent registered public accounting firm. However, your record holder cannot vote your shares without your specific instructions on the election of directors. For the aforementioned proposal for which a bank, broker or other record holder cannot vote without your instruction, if you do not provide voting instructions to your broker on such proposal, the votes will be considered “broker non-votes” and will not be counted in determining the outcome of the vote. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

Q:	What shares are covered by my proxy?

A:	You should have a paper or electronic proxy card/voting instructions for each account in which you own Armstrong Common Shares either:

•	directly in your name as the shareholder of record; or

•	indirectly through a broker, bank or other holder of record.

Q:	What does it mean if I receive more than one proxy card or voting instructions?

A:	It means that you have multiple accounts in which you own stock. Please vote all proxy cards/voting instructions from the Company to ensure that all your Common Shares are voted. However, you may want to contact your broker, bank or the Company’s transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is American Stock Transfer & Trust Company, LLC. All communications concerning Common Shares you hold in your name, including address changes, name changes, requests to transfer and similar issues, can be handled by contacting them at American Stock Transfer & Trust Company, LLC, 59 Maiden Lane, Plaza Level, New York, NY 10038; phone 1-800-937-5449; or on the Internet at www.amstock.com.

Q:	How can I change my vote?

A:	You can revoke your proxy and change your vote before the polls close at the Annual Meeting by:

•	delivering a revocation to the Corporate Secretary;

•	submitting another proxy with a later date; or

•	voting at the meeting.

The telephone and Internet voting for shareholders will close at 11:59 p.m. on July 1, 2010.

Q:	Who pays the cost of soliciting the proxies requested?

A:	The cost of solicitation on behalf of the Board of Directors is borne by the Company. In addition to the use of the mail, proxies may be solicited in person, by telephone or by electronic mail, and could be requested by directors, officers or employees of the Company, or by employees of our Transfer Agent or an independent company retained to assist in the solicitation of proxies.

Q:	Will my vote be confidential?

A:	Under the Company’s confidential voting policy, all proxies, ballots and tabulations that identify how shareholders voted will be kept confidential. To implement this policy, the Company has engaged an independent Judge of Election. Company employees will not serve as vote tabulators or judges. Shareholders’ comments on proxy cards and ballots will be conveyed to the Company in a manner that protects the confidentiality of the voter. This confidentiality policy does not apply:

•	when disclosure about a matter is required by law;

•	when disclosure is necessary in connection with a claim involving the Company;

•	when a shareholder expressly requests or permits disclosure; or

•	during the course of a contested proxy solicitation.

PROPOSAL 1

ELECTION OF DIRECTORS

BOARD OF DIRECTORS

Eleven directors will be elected at the Annual Meeting to serve on the Company’s Board of Directors until the next Annual Meeting and until their successors have been elected and qualified. Six of the eleven nominees currently serve as directors. Jon A. Boscia had advised the Board on February 26, 2010 that he did not wish to seek re-election at the Annual Meeting. Judith R. Haberkorn advised the Board on March 24, 2010, and James C. Melville and Edward E. Steiner advised the Board on March 29, 2010 that they are not standing for re-election when their respective terms expire. Ms. Haberkorn and Messrs. Boscia, Melville and Steiner will continue to serve until successors are elected and qualified. The Board is recommending the remaining six current directors be re-elected and that five new nominees be elected to the Board.

Three of the current directors, Ms. Haberkorn and Messrs. Gaffney and Roberts, were named to serve on the Board in the Company’s Chapter 11 Plan of Reorganization (“POR”) that became effective October 2, 2006. Ms. Haberkorn and Mr. Roberts were already serving on the Board, having been elected in September 2006. In December 2006, the Nominating and Governance Committee engaged a search firm, Heidrick & Struggles, Inc., to assist in identifying and reviewing candidates. Following a review of his credentials, the Nominating and Governance Committee recommended the election of James J. O’Connor to the Board. Mr. O’Connor was elected to the Board by Unanimous Written Consent of the Board in February 2007. In October 2008, the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the “Trust”), pursuant to the Trust’s rights under the Sixth Article of the Company’s Amended and Restated Articles of Incorporation and Articles II and III of the Bylaws, submitted two candidates, Stan A. Askren and Jon A. Boscia to the Nominating and Governance Committee for consideration. Following its consideration of the candidates, the Committee recommended and the Board elected Messrs. Askren and Boscia to the Board in October 2008.

Pursuant to a Shareholders’ Agreement between the Trust and Armor TPG Holdings LLC (“Armor TPG”) dated as of August 28, 2009, the Trust and Armor TPG agreed to take all necessary action to cause the Company’s Board to include two persons nominated by the Trust and, subject to certain conditions, two persons nominated by Armor TPG. Armor TPG selected David Bonderman and Kevin R. Burns. The Trust selected James C. Melville and Edward E. Steiner. Following a review of each candidate’s qualifications, the Nominating and Governance Committee recommended each of them be elected to the Board. On September 22, 2009, Messrs. Bonderman, Burns, Melville and Steiner were elected by the Board by Unanimous Written Consent to the Board to fill the vacancies created by the September 11, 2009 resignations of Robert C. Garland, Russell F. Peppet, Arthur J. Pergament and the Hon. Alexander M. Sanders, Jr.

In March 2010, the Trust recommended five candidates, Bettina M. Whyte, Tao Huang, Michael F. Johnston, Larry S. McWilliams and Richard E. Wenz, to the Nominating and Governance Committee. Following the Committee’s review of their qualifications, the Committee recommended the Board consider the five candidates as director nominees.

The Board of Directors recommends that shareholders vote FOR election of the eleven nominees identified below.

DIRECTOR INFORMATION

Directors

Stan A. Askren

Age 49 – Director since October 2008. Member – Audit Committee. Mr. Askren has been Chairman and Chief Executive Officer of HNI Corporation since 2004, and President since 2003.

Previously, he was Executive Vice President with HNI Corporation from 2001-2003. HNI Corporation is the second largest office furniture manufacturer in the world and the nation’s leading manufacturer and marketer of gas- and wood-burning fireplaces. Mr. Askren has worked in several industries and has held multiple executive management and general management positions with Emerson Electric, Thomson S.A. and HNI Corporation. Mr. Askren serves on the Boards of Directors of the National Association of Manufacturers (“NAM”) and the Business and Institutional Furniture Manufacturer’s Association (“BIFMA”). He is active in numerous local and civic organizations and their boards. Mr. Askren received his bachelor’s degree from University of Northern Iowa, an MBA from Washington University and completed the Advanced Management Program at Harvard Business School. With his broad manufacturing background and experience in consumer products and sales and distribution, Mr. Askren brings valuable expertise to the Board strengthening the Board’s collective qualifications, skills and experiences.

David Bonderman

Age 67 – Director since September 2009. Mr. Bonderman is a founding partner of TPG Capital, L.P. (“TPG”). TPG is a leading global investment firm with approximately $45 billion of capital under management across a family of funds. TPG generally makes significant investments in operating companies through acquisitions and restructurings across a broad range of industries throughout the United States, Europe and Asia. Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone Group, L.P.) in Fort Worth, Texas. Mr. Bonderman serves on the boards of the following public companies: CoStar Group, Inc., Gemalto N.V. and RyanAir Holdings, PLC, of which he is Chairman. In addition, during the last five years, Mr. Bonderman has served on the boards of the following public companies: Burger King Holdings, Inc., Ducati Motor Holding SPA, Gemplus International (predecessor to Gemalto), Korea First Bank, Mobilcom AG and Washington Mutual, Inc. Mr. Bonderman graduated Magna Cum Laude from Harvard Law School in 1966. He is a 1963 graduate of the University of Washington in Seattle. Armor TPG Holdings LLC, an affiliate of TPG, together with the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust, beneficially owns more than 60% of the Company’s outstanding Common Shares. Mr. Bonderman possesses knowledge and experience in international operations and, as a founder and partner of TPG Capital, L.P., brings extensive private equity expertise to a Board comprised primarily of directors with public company backgrounds.

Kevin R. Burns

Age 46 – Director since September 2009. Mr. Burns has been a Partner in the Operations Group of TPG since 2003. TPG is a leading global investment firm with approximately $45 billion of capital under management across a family of funds. TPG generally makes significant investments in operating companies through acquisitions and restructurings across a broad range of industries throughout the United States, Europe and Asia. In March 2008, Mr. Burns became the Partner in Charge of TPG’s Manufacturing/Industry Sector. Prior to joining TPG, he served as Executive Vice President and Chief Materials Officer of Solectron Corporation from 1998 to 2003. Mr. Burns received a B.S. in Mechanical and Metallurgical Engineering (cum laude) from The University of Connecticut and received an MBA from the Wharton School of Business. Armor TPG Holdings LLC, an affiliate of TPG, together with the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust, beneficially owns more than 60% of the Company’s outstanding Common Shares. Mr. Burns, as a partner to an affiliate of TPG Capital, L.P., brings private investment firm experience and manufacturing operations expertise to the Board.

James J. Gaffney

Age 69 – Director since October 2006. Member – Nominating and Governance Committee (Chair) and Management Development and Compensation Committee. Former consultant to GS Capital Partners, II, LP, a private investment fund affiliated with Water Street Corporate Recovery Fund I, LP and Goldman, Sachs & Co. and other affiliated investment funds from 1997-2003. From 1995-1997, he served as Chairman of the Board and Chief Executive Officer of General Aquatics, Inc., comprised of companies involved in the manufacturing of swimming pool equipment and pool construction. He was President and Chief Executive Officer of KDI Corporation, a conglomerate with companies involved in swimming pool construction and manufactured products. Mr. Gaffney is a graduate of St. John’s University and holds an MBA from the New York University Stern School of Business. Mr. Gaffney serves as Chairman of the Board of Directors of Imperial Sugar Company and serves on the Boards of Directors of SCP Pool, Inc., Beacon Roofing Supply, Inc. and World Color Press, Inc. (formerly Quebecor World Inc.). Mr. Gaffney’s broad business experience, ranging from investment fund consulting to manufacturing to corporate reorganizations, gives him a unique perspective to share with the Board.

James J. O’Connor

Age 73 – Director since February 2007. Chairman since March 2010. Lead Director from February 25, 2009 to March 2010, and Member – Audit Committee. Mr. O’Connor is a Retired Chairman of the Board and Chief Executive Officer of Unicom Corporation. He joined Commonwealth Edison Company in 1963, became President in 1977, a Director in 1978 and Chairman and Chief Executive in 1980. In 1994, he was also named Chairman and Chief Executive Officer of Unicom Corporation, which then became the parent company of Commonwealth Edison Company. He retired in 1998. Mr. O’Connor is a graduate of the College of the Holy Cross. Mr. O’Connor received an MBA from Harvard and holds a J.D. from Georgetown Law School. Mr. O’Connor currently serves on the Boards of Directors of Corning, Inc., Smurfit – Stone Container Corporation, UAL Corporation and United Airlines. Mr. O’Connor was also a director on the board of Trizec Properties, Inc. from November 2003 to June 2006. Mr. O’Connor has a broad business background, having served in senior executive positions with large companies and on the boards of companies as diverse as a utility company, an industrial manufacturing company and an airline. As a result of these experiences, he possesses particular knowledge and expertise in leadership, management and in board practices of other major corporations.

John J. Roberts

Age 65 – Director since September 2006. Member – Audit Committee (Chair). Director of Company’s former holding company, Armstrong Holdings, Inc., from April 2003 to October 2006. Mr. Roberts formerly served as Global Managing Partner for PriceWaterhouse Coopers LLP from 1998 until his retirement in June 2002. He held numerous positions at Coopers & Lybrand LLP from 1967 until its merger with PriceWaterhouse LLP in 1998. From 1994 to 1998, Mr. Roberts served as one of three members of the Office of the Chairman of Coopers & Lybrand’s United States operations. Prior to that time, Mr. Roberts held other positions at Coopers & Lybrand, including Deputy Vice Chairman, Vice Chairman and Managing Partner. Mr. Roberts is a graduate of Drexel University. He also serves on the Boards of Directors and Audit Committees of Safeguard Scientifics, Inc., the Pennsylvania Real Estate Investment Trust, and Vonage Holdings Corporation. He also serves on the Compensation Committees of Safeguard Scientifics, Inc. and Pennsylvania Real Estate Investment Trust. Mr. Roberts previously served on the board of Sicor, Inc. from 2002 to 2004. Mr. Roberts held a number of executive positions with PriceWaterhouse Coopers. During his time with PriceWaterhouse Coopers, he performed and supervised the performance of other public accountants in the conduct of audit, tax and business consultative services, developing expertise in evaluating public company audits and financial reporting matters. He brings a strong financial background to the Board.

Nominees for Directors

Tao Huang

Age 47 – Mr. Huang is the Chief Operating Officer of Morningstar, Inc., a leading independent provider of investment research around the world, with $500 million in revenue. He is the senior ranking operations executive in the company, reporting to Founder and Chief Executive Officer Joe Mansueto. Mr. Huang is recognized as one of the industry’s leading executives, and considered to be the “right-hand man” to the CEO. Mr. Huang has spent almost 20 years with Morningstar, taking on increasing levels of responsibility from his start as an entry level technical programmer. He was the Director of Technology in 1992 and was named as the Chief Technology Officer in 1996; he started Morningstar’s International Operation in 1998, held the position of President of International Division until 2000; he was promoted as the Company’s Chief Operating Officer in October 2000 and has served in this position since then. Mr. Huang has led Morningstar initiatives enabling significant growth, both organically and through acquisition, and overseen continuous improvements in the operations of the firm’s core businesses. Mr. Huang is a graduate of Hunan University, China. He received an MS from Marquette University and an MBA from the University of Chicago. Mr. Huang’s expertise in a data intense and technology driven organization managing growth and integration of acquisitions, as well as his experience in international operations, will be a valuable addition to the Board.

Michael F. Johnston

Age 62 – Mr. Johnston retired from Visteon Corporation, an automotive components supplier, in 2008. At Visteon, he served as Chairman of the Board, Chief Executive Officer, President, and Chief Operating Officer at various times since 2000. Before joining Visteon, Mr. Johnston held various positions in the automotive and building services industry, including serving as President, North America/Asia Pacific for Johnson Controls’ Automotive Systems Group. Mr. Johnson led significant growth in international and developing markets resulting in annual revenues exceeding $5 billion. Mr. Johnston is a graduate of the University of Massachusetts and received an MBA from Michigan State University. Mr. Johnston is also a director of Whirlpool Corporation and Flowserve Corporation. He is currently Chair of Governance at Whirlpool and Chair of Finance at Flowserve. He has six years of experience on the Whirlpool Board whose products are marketed to the residential housing market. Mr. Johnston has over 25 years cumulative public company board experience, including the Chairman role. As a result of these and other professional experiences, Mr. Johnston possesses particular knowledge and experience in manufacturing and design, innovation, and engineering that will strengthen the Board’s collective qualifications, skills, and experience.

Larry S. McWilliams

Age 54 – Mr. McWilliams has been Senior Vice President, Campbell Soup Company and President, Campbell International since May 2005. He is responsible for all of Campbell’s business in Europe, Latin America and Asia Pacific. Mr. McWilliams joined Campbell in March 2001 as Senior Vice President – Sales and Chief Customer Officer, overseeing the company’s relationships with its global retail partners. In April 2003, he assumed the position of President – North America Soup. He was named Senior Vice President and President – Campbell USA in March 2004. Prior to Campbell, he held positions at Coca-Cola from 1995 to 2001 and the Pillsbury Company from 1993 to 1995. Mr. McWilliams is a graduate of Texas A&M University. Mr. McWilliams also serves on the Board of Governors of St. Josephs University Food Marketing Council and formerly served on the Grocery Manufacturers’ Association’s Industry Affairs Council. Mr. McWilliams has more than 25 years of experience at consumer products companies. His extensive knowledge of sales, marketing, customer service relationships, international markets and distribution channels will be a major asset to the Company.

Richard E. Wenz

Age 60 – Mr. Wenz is a consultant and private investor. From October 2000 to July 2003, Mr. Wenz was an operating affiliate of DB Capital Partners, LLC, the private equity investment group of Deutsche Bank A.G. Mr. Wenz also served as Chief Executive Officer of Jenny Craig International from 2002 to 2003. From 1997 to 2000, Mr. Wenz was President and Chief Operating Officer of Safety 1st, Inc. During 1995 and 1996, Mr. Wenz was the partner in charge of the Chicago office of The Lucas Group, a business strategy consulting firm. Prior to 1995, Mr. Wenz held senior executive positions with Professional Golf Corporation, Electrolux Corporation, The Regina Company and Wilson Sporting Goods Company. Mr. Wenz is a graduate of Northern Illinois University. Mr. Wenz began his career in 1971 with Arthur Young & Co. (predecessor of Ernst & Young LLP) and left the firm as a partner in 1983. Mr. Wenz is a certified public accountant, and he currently serves on the Boards of Directors of Coach America, Inc., Strategic Partners, Inc., Summer Infant Company (as Chair of the Audit and Compensation Committees) and Easton-Bell Sports, Inc. (as Chair of the Audit Committee). Mr. Wenz was a Director of Radica, Inc. from 2004 to 2006, when the Company was sold to Mattel, Inc. Mr. Wenz brings extensive leadership and accomplishments in strategic and operational turnarounds to the Board.

Bettina M. Whyte

Age 61 – Ms. Whyte is Chairman of the Advisory Board of Bridge Associates, LLC, a leading turnaround, crisis and interim management firm, since October 2007. Ms. Whyte was Managing Director and Head of the Special Situations Group of MBIA Insurance Corporation, a world leader in credit enhancement services and a global provider of fixed-income asset management services, from March 2006 until October 2007. She was Managing Director of AlixPartners, LLC, a business turnaround management and financial advisory firm, from April 1997 until March 2006; Partner and National Director of Business Turnaround Services Pricewaterhouse LLP from 1990 until 1997; Partner, Peterson & Co. Consulting, from 1988 until 1990; President, KRW Associates from 1982 until 1988; Vice President and Manager of Houston Regional Office, Continental Bank of Chicago from 1975 until 1982 and Loan Officer, Harris Trust from 1971 until 1975. Ms. Whyte is a graduate of Purdue University and received an MBA from Northwestern University, J. L. Kellogg School of Management. She is currently a director of Amerisure Companies and Rock-Tenn Company. Ms. Whyte has vast experience in the financial and operational restructuring of complex businesses, having served as interim chief executive officer, chief operating officer and chief restructuring officer of numerous troubled public and private companies. Her experience on the boards of directors of other public companies, and her insight on financial and operational issues will add valuable expertise to our Board.

PROPOSAL 2

RATIFICATION OF AUDITORS

The independent registered public accounting firm of KPMG LLP was appointed by the Audit Committee to serve as independent auditors of Armstrong and its subsidiaries for 2010.

Pursuant to the recommendation of the Audit Committee, the Board of Directors recommends that shareholders ratify the selection by the Audit Committee of KPMG LLP to conduct an audit of Armstrong and its subsidiaries for 2010. The Board is submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate practice. Whether or not the appointment of KPMG LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders. This discretion is consistent with the responsibilities of the Audit Committee as outlined in its charter. If the shareholders at the 2010 Annual Meeting do not approve this proposal, the Audit Committee will reconsider its selection of KPMG, but no determination has been made as to what action the Audit Committee would take if shareholders do not ratify the appointment of KPMG.

Representatives of KPMG LLP are expected to be present at the meeting. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions raised by shareholders at the meeting.

The affirmative vote of a majority of those votes cast at the meeting is required to ratify the selection of KPMG LLP.

The Board of Directors recommends that shareholders vote FOR this proposal.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Pre-Approval of Services Provided by Auditors

Consistent with the Audit Committee’s responsibility for engaging the Company’s independent registered public accountant, all audit and permitted non-audit services performed by KPMG LLP require pre-approval by the Audit Committee, as discussed on page     . Authority to approve services is delegated to the Audit Committee Chair, provided that the Chair is held by a director who is “independent” within the meaning of the Sarbanes-Oxley Act and that all such pre-approvals are presented to the Audit Committee at its next regularly scheduled meeting.

Fees Paid to KPMG

The following table presents fees for professional audit services rendered by KPMG LLP, for the audit of Armstrong’s annual consolidated financial statements for 2009 and 2008, and fees billed for other services rendered by KPMG LLP. All fees in 2009 and 2008 were pre-approved by the Audit Committee.

	(amounts in thousands)
	2009	2008
Audit Fees (1)	$4,485	$5,408
Audit Related Fees (2)	300	322

Audit and Audit Related Fees	4,785	5,730
Tax Fees (3)	800	1,050

Total Fees	$5,585	$6,780

(1)

Audit Fees are for services rendered in connection with the integrated audit of Armstrong’s consolidated financial statements as of and for the year, for which a portion of the billings occurred the following year. Audit fees were also incurred for reviews of consolidated financial statements included in Armstrong’s quarterly reports on Form 10-Q and services normally provided in connection with statutory and regulatory filings.

(2)

Audit Related Fees consisted principally of fees for audits of financial statements of certain employee benefit plans, accounting research assistance on technical topics and other matters with respect to non-U.S. statutory financial statements.

(3)	Tax Fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals and other tax consultation and compliance services.

The Audit Committee has considered whether the provision by KPMG LLP of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence, and has concluded that KPMG LLP was and is independent of the Company in all respects.

BOARD OF DIRECTORS

Board Leadership Structure

Our current Board leadership structure is comprised of a Chairman of the Board and nine additional directors, all of whom are nonemployee directors. The Company’s Bylaws and its Corporate Governance Principles provide the Board with flexibility to determine the appropriate Board leadership structure for the Company. The Bylaws provide that the Board may designate one of its members as

Chairman and may also designate a Vice Chairman. The Corporate Governance Principles provide that the position of the Chairman and that of the Chief Executive Officer may be filled by the same person or two different people. For a number of years, the two positions had been held by the same person and an independent Lead Director had been designated and served as a liaison between the directors and the Company. This combination of Chairman and Chief Executive Officer roles served the Company well, providing both day-to-day management of key business and strategic issues and sound board leadership. Upon the February 28, 2010 departure of Michael D. Lockhart, former Chairman and Chief Executive Officer, the Board determined to split the positions of Chairman and Chief Executive Officer. James J. O’Connor, who had been independent Lead Director from February 2008 through February 2010, was named Chairman, and a search committee was formed by the Board to find a new Chief Executive Officer. The Company envisions maintaining the split between Chairman and CEO upon the selection of a new CEO. The split will allow the new CEO to focus on managing the business, while the Chairman manages the Board’s oversight functions and ensures the Directors are fulfilling their responsibilities. However, the Board will continue to evaluate the specific needs of the business and what is in the best interests of the shareholders and make changes to leadership structure to provide the optimal leadership to the Company.

Our Bylaws provide the Chairman shall preside at the meetings of the Board and shall be responsible for the orderly conduct by the Board of its oversight of the business and affairs of the Company. The Chairman’s role is to guide the Board and ensure it has a clear understanding of its goals and role in governing the Company. The Chairman keeps the Board focused on its governance role leaving those issues pertaining to day-to-day management of the Company with management.

Responsibilities of the Chairman include establishing Board meeting schedules, shaping the agenda, and chairing the meetings of the Board and the shareholders, including leading the discussions. The Chairman ensures information provided by management to the Board is sufficient for the Board to fulfill its duties. The Chairman communicates with other directors on key issues and concerns outside of regularly scheduled meetings. The Chairman must also ensure the effective functioning of the Committees through appropriate delegation to, and membership of, its committees. The three standing committees are comprised solely of nonemployee independent directors. It is up to each chair to ensure committee effectiveness. Finally, consistent with the Chairman’s overall responsibility for the work of the Board, the Chairman oversees the annual performance evaluations of the Board and its committees.

Board’s Role in Risk Management Oversight

The Company has had an enterprise risk management program in place since 2005. Risk management is an integral part of the Company’s business strategy. It is a company-wide effort involving both the Board and management. Management’s role is to identify, mitigate, guide and review the efforts of our business units, consider whether the residual risks are acceptable, and approve plans to deal with serious risks. The Board’s role in risk management is to oversee the process and improve or guide management’s decisions. Specifically, the Board oversees the Company’s:

•	processes to identify matters that create risk to achieving our business plans;

•	processes to assess the likelihood and impact of such risks in order to prioritize them;

•	identification of major risks and how we define “major”;

•	mitigation of major risks, and our view of the resulting residual risk; and

•	monitoring of those major risks.

Corporate management provides its feedback on business unit risks during periodic business reviews and annual strategic planning discussions. Every quarter the business units identify key risks as part of the Company’s periodic disclosures. That review process includes identifying risks that could prevent achievement of business goals or plans. Additionally, the internal audit group uses the information to determine whether its audit plan needs to be adjusted. In addition to quarterly reviews of business risks in connection with the Company’s periodic disclosures, the Board reviews on an annual basis detailed reports which assess the strategic, operational, infrastructure and external risks facing the Company to be certain the Company develops and maintains comprehensive risk management policies and procedures to assess, mitigate and monitor risks.

Although the full Board oversees the Company’s risk management function and processes, particularly with respect to the overall business, each Board Committee, consistent with its charter, assists the Board in fulfilling its responsibility by coordinating the review of certain risks that are particularly within its purview. For example, the Audit Committee considers risks associated with overall financial reporting, legal compliance and disclosure processes. Audit Committee responsibilities include monitoring the integrity of our internal control processes and assessing management’s steps to manage and report such risk exposures. The Audit Committee considers risk in quarterly and annual review of financial statements.

In its role of overseeing the Company’s compensation and benefit practices, the Management Development and Compensation Committee assessed potential material risks which could result from the design and structure of the Company’s compensation programs. Because performance-based incentives play a large role in our executive compensation program, it is important to ensure the incentives do not result in our executive officers taking actions that may conflict with the Company’s long-term interests. At the request of the Committee, Frederick W. Cook & Co. provided an overview of executive compensation design practices compared with potential risk areas. The Committee assessed the Company’s compensation programs using the F. W. Cook research and concluded that the Company’s compensation programs are designed and administered with the appropriate balance of risk and reward and do not encourage executives to take unnecessary or excessive risks. The Committee considered the following program attributes:

•	The balance between short – and long-term incentives;

•	Consideration of an executive’s qualitative and quantitative performance in determining compensation payouts, including minimum and maximum performance thresholds, and maximum award payouts;

•	Use of varied equity compensation awards that provide a balance of incentives;

•	Incentive compensation with a stock component where value is best realized through long-term appreciation of shareholder value;

•	Incentive compensation awards that are paid or vest over an extended period;

•

A long-term incentive plan that permits the Company to require a participant to forfeit unsettled benefits due to gross misconduct, or for a period of up to two years following a participant’s termination, engaging in a business determined to be competitive with the Company or substantially injurious to the Company’s business interests;

•	A company-wide compliance program accessible to every employee, which includes an external, confidential ethics line for reporting compliance-related concerns.

The Nominating and Governance Committee is responsible for establishing the overall philosophy for corporate governance and recommending changes to enhance the Board’s performance and development. The Nominating and Governance Committee annually reviews the Code of Business Conduct as well as other Company policies such as Conflicts of Interest and Protection of Company information. In its annual review of management’s liaison with the community and governmental agencies, the Committee addresses areas of potential risk related to environmental accountability, social responsibility and the Company’s reputation.

Director Independence

The Board of Directors has determined that all the directors of the Company are independent in accordance with the rules and regulations of the New York Stock Exchange and within the meaning of the Company’s Corporate Governance Principles. The Corporate Governance Principles are available at http://www.armstrong.com/corporate/corporate-governance.html. Article III, “Director Independence from Conflicting Interests” of those Principles provides:

“Board members keep themselves free of conflicts of interest, and avoid situations that give the appearance of conflicts. For purposes of evaluating the independence of directors, the board considers the circumstances of each person. To be considered “independent”, a director must meet the qualifications established by the Company’s principal stock market. The board may not consider persons in the following circumstances as independent due to the strong potential for conflict:

•	A person who has been an officer or employee of the Company within the past five years, with the exception of a director who has formerly served as an interim CEO.

•	A person with a material personal or business relationship with Armstrong apart from their directorship.

•

An individual who consults with, is retained by, or receives anything of substantial value from Armstrong aside from compensation as a director, other than compensation received in connection with a director having served as an interim CEO.

•	A person who has an immediate family member or significant business interest with a material personal or business relationship with the Company.

•	An executive of another company where the Armstrong Chairman, Chief Executive Officer, or other senior manager serves on the board.”

The Corporate Governance Principles further provide, “Upon a change of employment status or other circumstances material to one’s independence or qualifications, a director asks the Governance Committee to review and recommend whether he/she should continue in service.”

The Company’s Amended and Restated Articles of Incorporation (the “Articles”) and Bylaws define an “Independent Director” as a director who (a) qualifies as an “independent director” within the corporate governance listing standards adopted by the New York Stock Exchange and (b) satisfies the minimum requirements of director independence of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Based on the recommendation of the Nominating and Governance Committee and review of applicable standards, the Board determined that current directors Ms. Haberkorn and Messrs. Askren, Boscia, Gaffney, O’Connor and Roberts are independent under Armstrong’s Articles and Bylaws, as such directors meet the independence criteria under both NYSE rules and Rule 10A-3(b)(1) under the Exchange Act. The Committee and Board determined that current directors Messrs. Bonderman, Burns, Melville and Steiner do not qualify as “Independent Directors” as such term is defined in the Articles and Bylaws, because such directors do not meet the independence criteria of Rule 10A-3(b)(1) under the Exchange Act.

The Committee and the Board have also determined that director nominees Ms. Whyte and Messrs. Huang, Johnston, McWilliams and Wenz are independent under Armstrong’s Corporate Governance Principles and the independence criteria set forth in the listing standards of the New York Stock Exchange. Ms. Whyte and Messrs. Huang and McWilliams are also “Independent Directors” under the Company’s Articles and Bylaws as such nominees meet the independence criteria of Rule 10A-3(b)(1) under the Exchange Act. The Board determined that director nominees Messrs. Johnston and Wenz do not qualify as “Independent Directors,” as such term is defined in the Articles and Bylaws because such nominees do not meet the independence criteria of Rule 10A-3(b)(1) under the Exchange Act.

The Nominating and Governance Committee annually reviews the independence of all directors and reports its findings to the full Board. Applying applicable legal and regulatory standards and Armstrong’s Corporate Governance Principles, the Committee reviews and considers relationships between Armstrong, its affiliates and subsidiaries, on the one hand, and each director, entities affiliated with him or her, and/or any member of his or her immediate family, on the other hand.

The directors serve in various other capacities with a number of other organizations. All material commercial, personal and charitable relationships of a director with outside organizations are required to be candidly disclosed to the full Board. It is the Board’s intent that Armstrong engage in no material commercial relationship with those organizations and not direct charitable donations to them beyond what the Company would do on behalf of employees or as part of normal business practices. For this purpose, payments and donations by the non-profit Armstrong Foundation that is supported by the Company are also considered. In evaluating the independence of directors, the Board also considers the type and extent of any commercial relationships and transactions with entities with which directors are affiliated.

Certain Relationships and Related Transactions

Any related party transaction that may arise is required to be reviewed and approved by the Nominating and Governance Committee, a Board committee comprised of independent directors, who must have no connection with the transaction. Related party transactions would include transactions by the Company or any subsidiary with any director, director nominee, executive officer, greater than 5% shareholder, or immediate family member of any of the foregoing, and transactions with businesses affiliated with any director or director nominee that meet the specifications in Item 404 of Regulation S-K under the Securities Exchange Act. The Chair of the Nominating and Governance Committee has authority to approve transactions involving sums less than the disclosure threshold set in Item 404. The material details of any such matters are required to be disclosed to the Committee at its next regular meeting.

Mr. Bonderman is a stockholder, director and officer of various TPG entities that ultimately control Armor TPG Holdings LLC (“Armor TPG”). Mr. Burns is a partner in an affiliate of TPG Capital, L.P., an affiliate of Armor TPG. Armor TPG is a direct shareholder of the Company. The Trust and Armor TPG together beneficially own more than 60% of the Company’s outstanding Common Shares.

The Trust and Armor TPG entered into a shareholders’ agreement as of August 28, 2009 (the “Shareholders’ Agreement”), pursuant to which the Trust and Armor TPG agreed to take all necessary action to cause the Company’s Board to include two persons designated by the Trust and, subject to certain conditions, two persons designated by Armor TPG. The Trust selected James C. Melville and Edward E. Steiner, and Armor TPG selected David Bonderman and Kevin R. Burns. In the Shareholders’ Agreement, the Trust acknowledges that it would be beneficial to the Company for Armor TPG to make available to the Company certain of its operations and field operations professionals (“TPG Consultants”) to assist the Company management and/or the Board in connection with the evaluation or improvement of the Company’s operations. The Shareholders’ Agreement provides that subject to Board authorization, Armor TPG may make TPG Consultants available for the aforementioned purpose, with Armor TPG to be reimbursed for the actual time and expenses of work performed by such TPG Consultants. Following Board approval, the Company incurred approximately $0.6 million in consulting fees in 2009 related to services provided by TPG Consultants. The Board also approved the Company’s engagement of TPG Consultants, at their standard rates plus reasonable and actual expenses incurred, up to a maximum expenditure of $2,500,000, through December 2010 to roll out a plan for incremental productivity across all the Company’s manufacturing sites and supply chain and to develop and implement the “Armstrong Operating System” globally and undertake such other projects as the Chief Financial Officer or Chief Executive Officer may deem appropriate.

While all of the director nominees, Ms. Whyte and Messrs. Huang, Johnston, McWilliams and Wenz, were nominated by the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the “Trust”), only two of them, Mr. Johnston and Mr. Wenz, have been named as Trust designees.

Armstrong Corporate Governance – Website Materials and Printed Copies Available

Information about Armstrong’s corporate governance is available on the Company’s Armstrong.com website under “Company Information” and then “Corporate Governance.” See http://www.armstrong.com/corporate/corporate-governance.html. Posted on that website are the current charters of the Audit, Management Development and Compensation, and Nominating and Governance Committees of the Board of Directors, plus the Armstrong Corporate Governance

Principles, the Armstrong Code of Business Conduct and the Armstrong Code of Ethics for Financial Professionals. The Board’s process for “Evaluation of Director Candidates,” a description of “Director Responsibilities and Qualifications” and a “Position Description for an Armstrong Director” are also posted, along with instructions for shareholders who wish to recommend candidates for consideration as directors. See http://www.armstrong.com/corporate/nominating-governance-committee.html. In addition, any or all of these documents, as well as copies of our Bylaws and Articles of Incorporation, are available in print free of charge upon request to: Investor Relations, Armstrong World Industries, Inc., P. O. Box 3001, Lancaster, PA 17604-3001.

BOARD COMMITTEES

The Board of Directors has three standing committees: an Audit Committee, a Management Development and Compensation Committee, and a Nominating and Governance Committee. Each Committee has a charter and consists solely of independent directors who meet applicable independence standards required by the New York Stock Exchange, the Securities and Exchange Commission, and the Internal Revenue Service and under the Company’s Articles and Bylaws. Each Committee reports to the Board regularly and evaluates the effectiveness of its performance annually. The membership of each Committee is determined by the Board of Directors on the recommendation of the Nominating and Governance Committee.

A special committee was convened by the Board in 2009 in connection with a tender offer initiated by Armor TPG Holdings LLC. The special committee, consisting of Ms. Haberkorn and Messrs. Gaffney, O’Connor and Roberts, was established to review, evaluate and make a recommendation to the Board with respect to the Armor TPG tender offer, as well as change-in-control provisions contained in certain agreements and arrangements, including compensation arrangements and plans of the Company and its subsidiaries in light of the transactions and agreements contemplated by the tender offer and by the Purchase and Sale Agreement, dated as of August 10, 2009, among the Armstrong World Industries, Inc. Personal Injury Settlement Trust (the “Trust”), TPG Partners V, L.P. and TPG Partners VI, L.P.

A second special committee, the “Search Committee,” was formed by the Board in February 2010 to oversee and conduct a search process for identifying an interim Chief Executive Officer and a permanent Chief Executive Officer, following the departure of Michael D. Lockhart, our former Chairman and Chief Executive Officer.

Pursuant to the Shareholders’ Agreement between Armor TPG Holdings LLC (“Armor TPG”) and the Trust, dated as of August 28, 2009, Armor TPG and the Trust agreed to cooperate to propose and recommend to the Board to permit the Trust and Armor TPG to each have an observer (“Observers”) to attend all meetings of the Board, such Observers having the right to join in discussion but not the right to vote. Generally, the Observers do not attend executive sessions of the Board or Committees. All Armor TPG Observers are subject to a Confidentiality Agreement between the Company and TPG dated November 4, 2009. All Trust Observers are subject to a Confidentiality Agreement between the Company and the Trustees effective as of September 7, 2006.

The Board met twelve times during the fiscal year ended December 31, 2009. The Management Development and Compensation Committee and the Audit Committee each met seven times. The Nominating and Governance Committee met six times during the year, and the special committee convened in 2009 met four times. Certain meetings were jointly held, and each committee met from time to time in executive sessions without other directors or any observers present.

All directors participated in at least 75% of all meetings of the Board of Directors and meetings of the Committees on which they served. Board members are expected to attend annual meetings. All of the then-current directors attended the June 22, 2009 Annual Meeting of Shareholders.

AUDIT COMMITTEE AND AUDIT COMMITTEE EXPERT

The members of the Audit Committee are:

•	John J. Roberts (Chair) and “Audit Committee Financial Expert”

•	Stan A. Askren

•	James J. O’Connor

In addition to the Committee members, Kevin R. Burns and Edward E. Steiner, or their appointed designees, observe meetings as representatives from Armor TPG Holdings LLC (“Armor TPG”), and the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the “Trust”), respectively.

The Audit Committee oversees auditing and accounting matters, including the selection, supervision and compensation of the Company’s independent auditors, the scope of the annual audits, non-audit services performed by the auditor, and the Company’s accounting practices and internal accounting controls. The Committee assists the Board of Directors in monitoring the integrity of the Company’s financial statements; the independent auditors’ qualifications, independence and performance; the effectiveness of the Company’s internal audit and legal compliance functions; and compliance by the Company with legal and regulatory requirements.

Each member of the Audit Committee meets the financial literacy requirements of the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules. The Board of Directors determined that at least one member of this Committee, John J. Roberts, qualifies as an “Audit Committee Financial Expert” as defined in the Securities Exchange Act. Additionally, as noted above, all members of the Audit Committee are independent under the listing standards of the NYSE and within the meaning of the applicable SEC rule pertaining to Audit Committees (Rule 10A-3 under the Securities Exchange Act). The Audit Committee regularly meets independently with the Company’s internal and independent auditors, with the leaders of the Company’s legal compliance function, and with management.

The Company’s Corporate Governance Principles provide that (i) directors who are currently fully employed should not serve on more than two other corporate boards; and (ii) other directors should not serve on more than four other corporate boards. John J. Roberts currently serves on the audit committees of three public companies other than Armstrong. The Nominating and Governance Committee discussed Mr. Roberts’ effectiveness as Chair of the Audit Committee and, based upon the Committee’s recommendation, the Board determined his contemporaneous service on the audit committees of three other public company boards does not impair his ability to effectively serve on Armstrong’s Board and serve as Audit Committee Chair.

Audit Committee Pre-approval Policy

The Audit Committee follows a policy that requires the Audit Committee’s prior approval of any audit, audit-related and non-audit services provided by the firm that serves as our independent auditor. Pursuant to this policy, management cannot engage the independent auditor for any services without the Audit Committee’s pre-approval. The Audit Committee delegates to the Committee Chair the authority to pre-approve services not exceeding 5% of the total audit fees for the year for purposes of handling immediate needs, with a report to the full Committee of such approvals at its next meeting. The policy complies with Section 10A(i) of the Securities Exchange Act.

AUDIT COMMITTEE REPORT

The Audit Committee engaged KPMG LLP as Armstrong’s independent registered public accounting firm for 2009. In making this selection, the Audit Committee considered KPMG’s qualifications, discussed with KPMG LLP its independence, and reviewed the audit and non-audit services provided by KPMG to Armstrong.

The Audit Committee reviewed and discussed the audited financial statements for fiscal 2009 with the Company’s management. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards on Communication with Audit Committees, as currently in effect. In addition, the Committee discussed with KPMG LLP its independence from the Company and its management, including matters in the written disclosures and letter received by the Committee from KPMG LLP, as required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee on its independence. Based on that review and those discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Armstrong’s Annual Report on Form 10-K for 2009.

Submitted by the Audit Committee

John J. Roberts (Chair)
Stan A. Askren
James J. O’Connor

See the discussion of “Fees Paid to KPMG” under the heading “Relationship With Independent Auditors” under Proposal 2 (Ratification of Auditors) in this Proxy Statement.

This Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”), nor incorporated by reference into any future SEC filing under the Securities Act or the Exchange Act, except to the extent that Armstrong specifically incorporates it by reference therein.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The members of the Management Development and Compensation Committee are:

•	Judith R. Haberkorn (Chair)

•	Jon A. Boscia

•	James J. Gaffney

In addition to the Committee members, James C. Melville and Kevin R. Burns, or their appointed designees, observe meetings as representatives from the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust, and Armor TPG Holdings LLC, respectively.

The Committee oversees the Company’s compensation and benefit programs and employment practices. It establishes the overall philosophy and policies governing these programs, including those pertaining to management salaries and incentive compensation. The Committee has authority to make grants of share-based awards to executive officers and senior management. As needed, the Committee appoints and monitors outside advisors on compensation and benefit matters. The Committee retains Frederic W. Cook & Co. (“F. W. Cook”) to assist in evaluating the Company’s compensation and benefit programs. The consultant has been working with the Committee since 2007. Additional information on F. W. Cook’s work for 2009 is included in the Compensation Discussion and Analysis.

The Management Development and Compensation Committee reviews and approves corporate goals and individual objectives relevant to the compensation of the Chief Executive Officer and, jointly with the Nominating and Governance Committee, evaluates the CEO’s performance relative to those goals and objectives; recommends CEO compensation to the independent directors based on the evaluation; oversees the evaluation of the other executive officers and establishes their compensation levels in collaboration with the CEO; recommends the adoption, amendment, or termination of executive compensation and benefit plans, policies, and practices to the Board, and monitors senior management succession planning.

The Committee delegates establishment of certain compensation arrangements and administration of the Committee’s responsibilities to the Senior Vice President, Human Resources and certain persons reporting to that individual. Executive officers work with the Committee to propose compensation elements to achieve Company goals and reward performance. Specifically, executive officers provide information about existing compensation plans and arrangements and define components of the Company’s business plan that are critical to execution of the Plan.

A report from the Committee on Compensation Discussion and Analysis is included in this Proxy Statement.

NOMINATING AND GOVERNANCE COMMITTEE

The members of the Nominating and Governance Committee are:

•	James J. Gaffney (Chair)

•	Jon A. Boscia

•	Judith R. Haberkorn

In addition to the Committee members, James C. Melville and Kevin R. Burns, or their appointed designees, observe meetings as representatives from the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust and Armor TPG Holdings LLC, respectively.

The Committee monitors the independence of nonemployee directors and is responsible for developing and recommending corporate governance guidelines and principles. The Committee is also responsible for identifying qualified Board candidates and recommending directors for appointment to Board committees. The Company has from time to time retained the services of a third-party executive search firm to assist in identifying and evaluating Board candidates.

The Committee also coordinates an annual evaluation of the performance of the Board and each committee and, in conjunction with the Management Development and Compensation Committee, reviews and evaluates the performance of the CEO.

Nomination of Director Candidates

The Committee will consider director candidates nominated by shareholders. The procedures for recommending candidates are posted at www.armstrong.com/corporatena/article9748.html under “About Armstrong” and “Corporate Governance.” Shareholders who wish to suggest individuals for service on the Board of Directors are requested to review the following documents posted on this site: “Process for Evaluation of Director Candidates,” “Director Responsibilities and Qualifications,” and “Position Description for an Armstrong Director.” They should then write to the Corporate Secretary at the address set forth on the cover of this Proxy Statement and supply the following information:

•	the full name, address, education and professional experience of the proposed nominee and a statement explaining why this person would be a good director

•	the consent of the proposed nominee to be considered and to serve, if elected

•	the proposed nominee’s own self-assessment of qualifications and independence under SEC and NYSE rules and Articles II and III of Armstrong’s Corporate Governance Principles

•	the number of Armstrong Common Shares held by both the proposed nominee, and by the person(s) supporting the proposed nominee

Qualifications of Director Candidates

Candidates will be considered who can complement the background and experience of current directors. The objective is to assemble a matrix of individuals who bring to the table, in the aggregate, all the skills and background needed on the board, having due consideration for the nature of its operations and the qualifications and experience of its management. Alignment with corporate business and strategy is critical to creating a board that adds value for the shareholders and management team.

Typically, two aspects of each potential director’s qualifications are considered:

•

individual director qualities – the personal characteristics that each director should have (such as integrity, independence, diligence, business acumen, collegiality) for the Board to perform effectively as a team; and

•

specific background skills, experience and competencies – the talents and insights (preferably aligned with corporate business and strategy) that should be present when the entire Board meets, with each individual director contributing in one or more areas.

While Armstrong does not have a formal diversity policy with respect to director nominations, it believes a board comprised of individuals with diverse attributes and backgrounds enhances the quality of the board’s deliberations and decisions. We have an expansive view of diversity, going beyond the traditional concepts of race, gender and national origin. We believe the diversity of viewpoints, educational backgrounds, and differences of professional experiences and expertise represented on our Board evidences diversity in many respects. This diversity, coupled with the personal and professional ethics, integrity and values of all of our directors, results in a Board invaluable to the Company through its ability to guide the Company with thoughtful and sound business judgment.

The Nominating and Governance Committee considers nominees proposed by shareholders, including the Company’s majority shareholder, and takes into consideration the number of shares owned by the nominating shareholder as well as each nominee’s responses to the Company’s Prospective Director Questionnaire, the presence or absence of any conflicts of interest, and background information. There have been no changes to the procedure by which shareholders may recommend nominees to the Board of Directors within the past year.

SHAREHOLDER COMMUNICATIONS

Shareholders and other interested parties may communicate with the Board of Directors, nonemployee directors as a group, or individual directors, including the Chairman, James J. O’Connor. Written communications should be directed to the attention of the Corporate Secretary at the Company’s office address on the cover of this Proxy Statement. Materials from shareholders that are addressed to the Board, nonemployee directors or individual directors, including the Chairman, which identify the sender and are sent in care of the Corporate Secretary, will be forwarded to the intended recipient or recipients.

Messages to directors can also be sent by email to directors@armstrong.com. Messages to the Nominating and Governance Committee, including recommendations of prospective directors, can be emailed to CorpGovernance@armstrong.com. Messages to these email addresses are collected by the Director of Compliance, the Corporate Secretary or their staff and are forwarded to the appropriate directors.

CODES OF ETHICS

Armstrong has followed a code of ethics and business conduct for many years. Thomas Armstrong founded the Company as a small cork-cutting shop in 1860 in Pittsburgh. He was determined that his Company act with fairness and in the “balanced best interests (of) customers, shareholders, employees, suppliers, community neighbors, government and the general public.”

Thomas Armstrong was among the first American entrepreneurs to discard the old business maxim of caveat emptor - “Let the buyer beware” - and replace it by practicing the principle of “Let the buyer have faith,” which became an enduring motto for Armstrong.

To memorialize this ethical foundation, in 1960 Armstrong adopted its Operating Principles which incorporate the philosophy of Thomas Armstrong and his successors:

•	to respect the dignity and inherent rights of the individual human being in all dealings with people,

•	to maintain high moral and ethical standards to reflect honesty, integrity, reliability and forthrightness in all relationships,

•	to reflect the tenets of good taste and common courtesy in all attitudes, words and deeds, and

•	to serve fairly and in proper balance the interests of all groups associated with the business – customers, stockholders, employees, suppliers, community neighbors, government and the general public.

In 1992, Armstrong built on these Operating Principles and established its “Code of Business Conduct,” which applies to all employees, executives and directors, specifically including our Chief Executive Officer, our Chief Financial Officer and our Controller.

In 2002, Armstrong adopted an additional “Code of Ethics for Financial Professionals,” which applies to all professionals in Armstrong’s finance and controller functions worldwide, including our Chief Financial Officer and our Controller.

These Codes are intended to deter wrongdoing and to promote:

•	honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable public disclosures;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Codes; and

•	accountability for compliance with the Codes.

These two Codes are available at http://www.armstrong.com/corporate/corporate-governance.html and in print free of charge. If the substance of either Code is amended, we will note the date and describe the nature of the amendment on that website. Any waiver of the Company’s Code of Business Conduct, particularly its conflicts-of-interest provisions, which may be proposed to apply to any director or executive officer also must be reviewed in advance by the Nominating and Governance Committee, which would be responsible for making a recommendation to the Board of Directors for approval or disapproval. The Board’s decision on any such matter would be disclosed publicly in compliance with applicable legal standards and the rules of the New York Stock Exchange. There were no waivers or exemptions from the Code of Business Conduct in 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as discussed above in Director Independence, and except for compensation and related arrangements discussed in this Proxy Statement, there were no other relationships or transactions in which any director, executive officer, greater than 5% shareholder or any immediate family member of any of the foregoing has a direct or indirect material interest known to the Company during 2009, nor are there any currently proposed, which require disclosure under SEC regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 1, 2010, each person or entity known to Armstrong that may be deemed to have beneficial ownership of more than 5% of the Company’s outstanding Common Shares. Beneficial ownership is determined in accordance with applicable rules of the Securities and Exchange Commission. This information is based on Section 13D and 13G information filed with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding(5)
Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust(1) c/o Kevin E. Irwin Keating Muething & Klekamp PLL One East Fourth Street, Suite 1400 Cincinnati, OH 45202	36,983,372		64.4%

TPG Capital, L.P.(2) c/o Clive D. Bode 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	36,983,372	(3)	64.4%

Fidelity Management and Research Company(4) c/o Scott C. Goebel 82 Devonshire Street Boston, MA 02109	5,491,352		9.5%

(1)

This information is based on a Schedule 13D filed on August 11, 2009, by Edward E. Steiner, Anne M. Ferrazi, Harry Huge and Richard Melville on behalf of the Trust. Pursuant to a Purchase and Sale Agreement, dated as of August 10, 2009, among the Trust, TPG Partners V, L.P. (“TPG Partners V”) and TPG Partners VI, L.P. (“TPG Partners VI” and with TPG Partners V, the “TPG Funds”), the Trust sold 7,000,000 shares of Common Shares to Armor TPG. Armor TPG acquired an additional 1,892 shares on October 2, 2009 through a tender offer. As a result of the Shareholders’ Agreement between the Trust and Armor TPG, the Trust and TPG will be deemed members of a group and to beneficially own the other member’s Common Shares. The Trust may be deemed to have sole dispositive power over 29,981,480 shares and shared dispositive power over 36,983,372 shares.

(2)

This information is based on a Schedule 13D Amendment No. 2 filed on April 1, 2010, by Clive D. Bode on behalf of TPG Advisors V, Inc., TPG Advisors VI, Inc., David Bonderman and James G. Coulter, to supplement and amend Item 3 of the original Schedule 13D to note the Tender Offer was commenced on September 3, 2009, completed October 2, 2009, and Armor acquired 1,892 shares of issuer Common Shares. Item 4 of the original Schedule 13D was also amended by adding language disclosing Armor intends to acquire additional Common Shares. The acquisition is subject to the provisions of the Shareholders’ Agreement, the Non- Disclosure Agreement (“NDA”) and applicable legal restrictions, including the restriction under the NDA that through May 25, 2010 Armor’s additional purchases cannot in the aggregate exceed 4,434,043 shares of Issuer Common Shares. Armor will acquire additional shares of Issuer Common Shares through open market purchases and/or privately. Item 4 was further amended by noting initial TPG Directors and Trust Directors. Item 5 of the Original Schedule 13D was amended to note 57,446,003 shares of Issuer Common Shares outstanding as of February 18, 2010, an acquisition of 1,892 shares under the Tender Offer and with respect to identification of the TPG partners.

(3)

Includes an additional 1,892 shares acquired October 2, 2009 through a tender offer. The tender offer was made to fulfill obligations that arose under the Company’s Amended and Restated Articles of Incorporation as a result of Armor TPG’s purchase of Company Common Shares from the Trust pursuant to the Purchase and Sale Agreement dated as of August 10, 2009.

(4)

This information is based on a Schedule 13G Amendment No. 1 filed on February 16, 2010, by Scott C. Goebel on behalf of FMR LLC, Edward C. Johnson 3d and Fidelity Management and Research Company. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, LLC and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner as a result of acting as investment advisor to various investment companies registered under Section 8 of The Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 5,480,852 shares owned by the funds.

(5)	In accordance with applicable rules of the Securities and Exchange Commission, this percentage is based on Armstrong’s Common Shares outstanding as of March 31, 2010.

SECURITY OWNERSHIP OF MANAGEMENT

Ownership of Directors and Executive Officers

The following table shows the amount of Company Common Shares beneficially owned by all directors and director nominees, each individual named in the Summary Compensation Table (“Named Executive Officers”) and all directors and executive officers as a group. The Named Executive Officers for 2009 were Michael D. Lockhart, F. Nicholas Grasberger, Donald A. McCunniff, Stephen F. McNamara, Jeffrey D. Nickel, Frank J. Ready, William C. Rodruan and Stephen J. Senkowski (“Named Executive Officers”). Mr. Lockhart resigned effective February 28, 2010. Mr. Senkowski retired effective April 1, 2009. Mr. Grasberger and Mr. McCunniff resigned effective November 9, 2009 and August 31, 2009, respectively. The ownership rights in these Common Shares consist of sole voting and investment power, except where otherwise indicated.

David Bonderman may be deemed to be the beneficial holder of 36,983,372 Company Common Shares, or approximately 64% of the outstanding Company Common Shares. Other than Mr. Bonderman, and Michael D. Lockhart who holds approximately 1.6%, no individual listed below beneficially owns 1% or more of the outstanding Common Shares. This information is as of March 31, 2010.

Name	Common Stock		Common Stock Restricted(1)	Stock Options Exercisable within 60 Days	Total Beneficial Ownership
Stan A. Askren	10,963		2,229	0	13,192
David Bonderman	36,983,372	(2)	0	0	36,983,372
Jon A. Boscia	10,963		2,229	0	13,192
Kevin R. Burns	0		0	0	0
James J. Gaffney	4,963		2,229	0	17,500	(3)
F. Nicholas Grasberger III(4)	0		0	0	0
Judith R. Haberkorn	4,963		2,229	0	17,500	(3)
Tao Huang(5)	0		0	0	0
Michael F. Johnston(5)	0		0	0	0
Michael D. Lockhart(6)	244,844		0	652,188	897,032
Donald A. McCunniff(7)	0		0	0	0
Stephen F. McNamara	5,010		0	17,684	22,694
Larry S. McWilliams(5)	0		0	0	0
James C. Melville	0		8,229	0	8,229
Jeffrey D. Nickel	12,814		0	46,608	59,422
James J. O’Connor	14,051		2,229	0	16,280
Frank J. Ready	42,963		12,500	154,200	209,663
John J. Roberts	4,963		2,229	0	17,500	(3)
William C. Rodruan	17,186		0	31,542	48,728
Stephen J. Senkowski(8)	10,933		0	58,037	68,970
Edward E. Steiner	0		8,229	0	8,229
Richard E. Wenz(5)	0		0	0	0
Bettina M. Whyte(5)	0		0	0	0
Directors, Named Executive Officers, and executive officers as a group (24 persons)	37,367,988		62,332	960,259	38,421,503

(1)	The holders have voting power but not investment power.

(2)

Mr. Bonderman may be deemed to beneficially own 36,983,372 Company Common Shares because he is deemed to be a member of the group (as such term is used in Section 13(d)(3) of the Exchange Act) formed by the Trust and Armor TPG as a result of the Shareholders’ Agreement entered into by the Trust and Armor TPG, by virtue of his affiliation with the TPG entities that ultimately control Armor TPG. Of the 36,983,372 Common Shares beneficially owned by Mr. Bonderman, 7,000,000 Common Shares were acquired by Armor TPG in August 2009 and 1,892 Common Shares were acquired on October 2, 2009 through a tender offer. The tender offer was made to fulfill obligations that arose under AWI’s Amended and Restated Articles of Incorporation following Armor TPG’s purchase of Company Common Shares from the Trust pursuant to the Purchase and Sale Agreement dated as of August 10, 2009.

(3)

Includes 10,308 phantom stock units held pursuant to the 2006 Phantom Stock Unit Plan for nonemployee directors. The participants have no voting or investment power. The participants have no right to sell the stock units.

(4)

F. Nicholas Grasberger was a Named Executive Officer, and our Senior Vice President and Chief Financial Officer until April 1, 2009. He was Executive Vice President, Armstrong World Industries, Inc. and Chief Executive Officer of Armstrong Building Products until November 9, 2009 at which time he left the Company.

(5)	Director Nominee.
(6)	Michael D. Lockhart was a Named Executive Officer, and our Chairman, President and Chief Executive Officer, until his departure February 28, 2010.
(7)	Donald A. McCunniff was a Named Executive Officer, and our Senior Vice President, Human Resources until his departure August 31, 2009.
(8)

Stephen J. Senkowski was a Named Executive Officer, and an Executive Vice President of Armstrong World Industries, Inc. and the Chief Executive Officer, Armstrong Building Products & Asia-Pacific Operations, until April 1, 2009 at which time his retirement became effective.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Securities and Exchange Commission (“SEC”) regulations require Armstrong directors and executive officers, and any persons beneficially owning more than ten percent of its Common Shares, to report to the SEC their ownership of this stock and any changes in that ownership. SEC regulations also require these persons to furnish the Company with copies of these reports. SEC rules require the Company to report any failure to timely file those reports in the previous fiscal year. To our knowledge, based solely upon our review of copies of reports furnished to us by persons owning more than ten percent of our Common Shares, and written representations from directors and executive officers, we believe that, with one exception, all of these filing requirements were satisfied during 2009 in a timely manner. A Form 4 was filed one month late on behalf of Robert C. Garland, a former director, with respect to his sale of 415 Company Common Shares.

EQUITY COMPENSATION PLAN INFORMATION

This table provides information on Armstrong’s equity compensation plans. The figures in column (a) represent stock options to purchase Armstrong Common Shares, performance restricted shares, restricted stock and restricted stock units, all granted under the Company’s 2006 Long-Term Incentive Plan. The figures in columns (b) and (c) relate to the same Plan. The figure in Column (b) relates only to 1,627,524 stock options, since no payment is required under the grants of the other awards. The Common Shares in column (c) have been adjusted to reflect the Common Shares tendered from share tax withholding. All figures are as of December 31, 2009 as specified by SEC regulations.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	1,627,524	$25.87	2,775,740
Equity compensation plans not approved by security holders	0	Not Applicable	0
Totals	1,627,524	$25.87	2,775,740

COMPENSATION DISCUSSION AND ANALYSIS

In this section we analyze and discuss information about our compensation programs for each person who served as an executive officer for 2009. As of December 31, 2009, our Named Executive Officers included:

•	Michael D. Lockhart, Chairman of the Board, President, and CEO

•	William C. Rodruan, Interim Chief Financial Officer

•	Frank J. Ready, Executive Vice President and CEO, Armstrong Floor Products

•	Jeffrey D. Nickel, Senior Vice President, General Counsel and Secretary

•	Stephen F. McNamara, Vice President and Controller

Additional persons who served as executive officers throughout portions of 2009 included:

•	Stephen J. Senkowski, Former Executive Vice President and CEO, Armstrong Building Products and Asia-Pacific Operations – retired effective April 1, 2009

•	Donald A. McCunniff, Former Senior Vice President, Human Resources – left the Company effective August 31, 2009; position was vacant as of December 31, 2009

•

F. Nicholas Grasberger, Former Chief Financial Officer until March 31, 2009, and then former Executive Vice President and CEO, Armstrong Building Products and Asia-Pacific Operations, replacing Stephen J. Senkowski. Mr. Grasberger left the Company effective November 9, 2009; the position was vacant as of December 31, 2009

Mr. Thomas B. Mangas was hired as the Senior Vice President, Chief Financial Officer, effective February 1, 2010. Given his 2010 hire date, his information is not included in the compensation-related tables but is discussed throughout the Compensation Discussion & Analysis.

Mr. Lockhart stepped down as Chief Executive Officer and President of the Company and Chairman and member of the Board of Directors effective February 28, 2010. Terms of his separation agreement are set forth in the Form 8-K dated February 10, 2010. James J. O’Connor, previously the independent Lead Director, serves as non-executive Chairman of the Board following Mr. Lockhart’s departure.

Executive Summary

During 2009 Armstrong operated in an increasingly difficult market resulting from the continued financial and economic downturn. The Management Development and Compensation Committee (the “Committee”) took several steps to align Armstrong’s executive compensation programs with competitive pay practices. The Committee:

•	Established challenging but achievable performance goals for the Management Achievement Plan;

•	Froze salary structures and suspended merit increases for all Named Executive Officers except one, and limited the merit budget for the salary workforce to only high-performing employees;

•	Reduced the long-term incentive target awards for the entire management team in order to preserve share usage; and

•	Evaluated the provisions of Armstrong’s Change in Control Agreements and the CEO’s Employment Agreement.

Additional details regarding the Committee’s actions are described throughout the Compensation Discussion and Analysis.

Compensation Philosophy and Objectives

In developing our executive compensation policies, the Board of Directors, through the Committee, focuses on four key objectives:

•	Attract and retain talented employees by offering competitive compensation packages;

•	Align management with shareholders by ensuring that management does well when shareholders do well;

•	Pay for performance by paying more when financial and individual results meet or exceed established goals and paying less when goals are not met; and,

•	Motivate executives by placing an appropriate amount of their pay “at risk,” dependent upon achievement of specified results.

The Board believes these objectives are important for managing Armstrong’s compensation programs given the cyclical nature of the business, where the long-term value for shareholders may not be reflected in the Company’s current stock price. These objectives have remained consistent since the early 2000’s, which has helped to instill them into the organization’s culture.

Use of Consultants

Since 2007 the Committee has engaged Frederick W. Cook & Co. a nationally recognized executive compensation consulting firm, as its consultant to provide analysis, advice, and recommendations with regard to executive compensation. At the request of the Committee, F. W. Cook participated in every Committee meeting in 2009 and performed the following services:

•	Reviewed and recommended changes to the Company’s Change in Control Agreements;

•	Conducted a peer group analysis for the CEO’s compensation and an assessment of the CEO’s Employment Agreement;

•	Provided an overview and periodic updates on marketplace practices and relevant executive compensation legislation; and

•	Assisted with the design of incentive compensation programs to support the Company’s human resources objectives and business strategy.

F.W. Cook’s work is performed directly on behalf of the Committee, working in cooperation with management, to assist the Committee with executing its executive compensation-related responsibilities. F.W. Cook does not work with Armstrong management without the Committee’s knowledge and approval, other than occasional non-material assistance to the human resource staff related to F.W. Cook’s duties to the Committee. F.W. Cook provides no other services to the Company.

Executive Compensation Components

Our executive compensation program is comprised of five components:

•	Base Salary – The Company pays competitive base salaries that are evaluated each year and may be adjusted to reflect individual performance and accountability, and market conditions.

•

Annual Bonus – The annual incentive bonus is designed to focus management on achieving annual financial goals by placing an appropriate amount of their pay at risk. The higher the level of management responsibility, the greater the amount of pay at risk.

•

Long-Term Incentive Compensation – Armstrong’s long-term incentive plan, comprised of restricted stock and stock option grants, is intended to encourage executives to build long-term shareholder value.

•	Employee Benefits – Armstrong offers health, welfare, and retirement benefits that are competitive with those offered by peer companies.

•	Perquisites – Armstrong limits executive perquisites to programs that benefit the Company.

The following table illustrates how Armstrong’s executive compensation aligns to the Company’s compensation objectives:

Alignment of Executive Compensation to Armstrong’s Compensation Objectives

Executive Compensation Component	Attract and Retain Talented Employees	Align Management and Shareholder Objectives	Pay for Performance	Motivate Executives to Achieve Results

Base Salary	✓		✓

Annual Bonus	✓	✓	✓	✓

Long-Term Incentive	✓	✓	✓	✓

Employee Benefits	✓

Perquisites	✓

The Committee uses tally sheets when establishing the total compensation for each Named Executive Officer. The sheets provide three years of information on each executive’s equity and non-equity based compensation, changes in pension values, and other compensation such as potential payments upon termination of employment and Company matching contributions to the Savings and Investment Plan.

Compensation Benchmarking

When determining targeted cash compensation (base salary plus target annual bonus), Armstrong uses as a benchmark the 50th percentile of the market adjusted for company size based upon revenue. Typically, the executive officers are paid between 100 and 110 percent of this benchmark; however, Messrs. Nickel and McNamara are currently below this target given their limited tenure in position.

The principal sources of market data include a compensation peer group for the CEO, and Hewitt Total Compensation Measurement and Towers Perrin Executive Compensation Database for the remaining Named Executive Officers. Beginning in 2010, the Committee also compared the remaining Named Executive Officers’ compensation to like positions disclosed in the peer group proxies, where available.

The CEO peer group was comprised of 15 selected manufacturing companies listed below. The list includes six U.S. companies from Armstrong’s financial performance peer group, and excludes companies that are outside the building and construction industry. The Committee approved the peer group in July 2008. Armstrong’s revenues approximate the median of the peer group companies. The majority of the companies fall within the generally accepted peer group selection criteria of revenue between  1 /2 to 2 times Armstrong’s revenues.

Sherwin-Williams Co.	Mohawk Industries, Inc.	Black & Decker Corp.

USG Corp.	Owens Corning	Stanley Works

Leggett & Platt, Inc.	Lennox International	Steelcase, Inc.

W. R. Grace & Co.	Vulcan Materials Co.	Acuity Brands, Inc.

Martin Marietta Materials, Inc.	Herman Miller, Inc.	Louisiana-Pacific Corp.

At the Committee’s request, F. W. Cook conducted the 2009 CEO compensation review. Their review was based on the most recently available peer company disclosures and assessed Mr. Lockhart’s 2009 target compensation levels and pay mix relative to the peer companies.

The following provides a summary of F. W. Cook’s analysis:

2009 CEO Compensation Analysis

•	Mr. Lockhart’s cash compensation (base plus paid bonus) fell between the median and 75th percentile of the peer group

•	His total target direct compensation (base salary, target bonus, and grant date value of 2009 long-term incentive awards) approximated the median of the peer group

•	Armstrong’s CEO compensation package has a stronger performance orientation than the peer group median

The Committee discussed the F. W. Cook analysis and determined that Mr. Lockhart was appropriately compensated, and that no changes to his base salary, target bonus, or long-term incentive target were required to bring his compensation in line with the Company’s targeted competitive positioning.

For the remaining Named Executive Officers, we based our 2009 analysis on $3.3B sales revenue (down from $3.5B in 2008) when regressing the benchmark data from the Hewitt and Towers Perrin databases; the data was not aged since management determined it was not appropriate given the downturn in the economy and weak labor market. Approximately 850 incumbents were included in the benchmark. Based on the results of the analysis, the Company did not move salary structures in 2009.

Executive Officer – 2009 Salary Structure Analysis ($K)

	Armstrong Policy			Benchmark
Position	Base Salary Midpoint	Target Bonus	Total Targeted Cash	Total Targeted Cash	% Structure Movement

Senior Vice President and Chief Financial Officer	$460.0	65%	$759.0	$749.7	0%

Executive Vice President & CEO, Armstrong Floor Products	$450.0	70%	$765.0	$760.2	0%

Executive Vice President & CEO, Armstrong Building Products	$546.0	70%	$928.2	$923.3	0%

Senior Vice President, General Counsel and Secretary	$350.0	50%	$525.0	$571.3	0%

Senior Vice President, Human Resources	$330.0	50%	$495.0	$487.1	0%

Vice President & Controller	$222.4	40%	$311.4	$348.1	0%

Compensation Mix

To focus our executives on delivering both short- and long-term results, a significant amount of their total compensation is dependent upon achieving specified results. The executives’ direct compensation comprises base salary, annual bonus and long-term incentive compensation. The Company pays more when financial and individual results meet or exceed goals and less when goals are not met. The CEO’s target direct compensation has a greater percentage of at-risk compensation than the other Named Executive Officers. The Committee believes this difference is reasonable given the CEO’s scope of responsibility.

The table below shows the amount of 2009 performance-based compensation for the Named Executive Officers. The amount of direct compensation at risk ranges from 82% to 49%.

Targeted Direct Compensation at Risk

Name and Position	Direct Compensation at Risk	From Annual Bonus	From Long Term Incentive

M. D. Lockhart Chairman of the Board, President, and CEO	82%	22%	60%

W. C. Rodruan Interim Chief Financial Officer	59%	18%	41%

F. J. Ready Executive Vice President & CEO, Armstrong Floor Products	71%	20%	51%

Vacant Executive Vice President & CEO, Armstrong Building Products	—	—	—

J. D. Nickel Senior Vice President, General Counsel and Secretary	63%	19%	44%

Vacant Senior Vice President, Human Resources	—	—	—

S. F. McNamara Vice President & Controller	49%	21%	28%

Base Salary

The Committee evaluates Named Executive Officers’ base salaries every year. An executive’s salary is compared to his position’s base salary mid-point. The Committee considers a number of factors when determining the amount of base salary increase for an executive: salary changes in the competitive market, an executive’s prior year performance including the performance of the executive’s business unit or functional area, and their demonstrated leadership in the areas of safety, people development, teamwork, integrity, and diversity. Salary increases are larger for the high-performing executives and for executives whose salaries are below the mid-point of the range.

After this evaluation, the Committee approves salary changes for executive officers, except for the CEO. The Committee recommends the CEO’s salary to the Board of Directors, who determines his pay. Mr. Lockhart was not present for discussions relating to his compensation.

The Named Executive Officers did not receive an increase in base pay for 2009, except for Mr. Nickel whose base salary was below the median. The Committee approved a 5% increase to Mr. Nickel’s base salary moving it to $325,500, or 93% of the median. The Committee felt it was prudent not to provide increases to the remaining executives due to difficult global business conditions and the executives’ base salaries relative to the Company’s targeted competitive positioning.

In 2010, the Committee approved several changes to the executive officers’ compensation:

•

Based on the recommendation of the CEO, the Committee approved changes to Mr. Ready’s total targeted cash compensation. The changes recognize the importance of Mr. Ready’s continued leadership and his expanded responsibilities to include Armstrong Floor Products, Asia. Effective January 1, 2010, Mr. Ready’s base salary increased 11% from $450,000 to $500,000. His Management Achievement Plan target increased from 70% to 75%, or $375,000, and his long-term incentive target increased from 180% to 200%, or $1,000,000. In addition, the Committee granted Mr. Ready 12,500 shares of Time-Based Restricted Stock under the Company’s 2006 Long-Term Incentive Plan. Restrictions will lapse on this Restricted Stock Award on December 31, 2012. Mr. Ready will also receive two cash retention payments for a total of $1,500,000. The first payment will be made on January 1, 2012 and the second payment of $500,000 will be made on January 1, 2013.

•

Mr. Mangas was hired with a $500,000 base salary, effective February 1, 2010. His base salary exceeds market median by approximately 14% and is in the 75th percentile for the peer group. The Committee believes Mr. Mangas’ compensation is appropriate given the experience and leadership he brings to the organization.

•

Effective April 1, 2010, the Committee approved base salary increases for Messrs. Nickel and McNamara. Mr. Nickel’s base salary will increase 9.4% from $325,500 to $356,000, or 95% of the median. Mr. McNamara’s base salary will increase 7% from $215,000 to $230,000, or 102% of the median. The Committee discussed the competitive pay position and individual performance of both Messrs. Nickel and McNamara in determining their respective base salary increases.

Annual Bonus

Armstrong’s annual bonus plan is the Management Achievement Plan (“MAP”). The MAP applies to senior and middle managers and pays for achieving financial goals. A target bonus is established equal to a percentage of each participant’s annual base salary. As a guide in setting the percentages, the Company considers the median bonus levels at comparable companies, adjusted for differences in company size. For the Named Executive Officers, the target bonus percentages range from 40% to 125% of annual base salary.

Target Bonus % of Base Salary

M. D. Lockhart, Chairman of the Board, President, and CEO	125%

W. C. Rodruan, Interim Chief Financial Officer	45%

F. J. Ready, Executive Vice President & CEO, Armstrong Floor Products (1)	70%

Vacant, Executive Vice President & CEO, Armstrong Building Products	—

J. D. Nickel, Senior Vice President, General Counsel and Secretary	50%

Vacant, Senior Vice President, Human Resources	—

S. F. McNamara, Vice President & Controller	40%

Note: Mr. Mangas, Senior Vice President and Chief Financial Officer was hired effective February 1, 2010 with a target bonus of 75%.

(1)	The Committee approved an increase to Mr. Ready’s target bonus to 75% effective January 1, 2010. The change was made in conjunction with expanding his responsibilities to include AFP Asia.

We establish performance criteria based on the operating income targets tied to our annual budget and linked to the strategic plan. The attainment of these targets directly corresponds to the degree of difficulty built into the annual budget. The budget process includes a detailed review of the Company’s recent performance, residential and commercial construction activity, key economic indicators, interest rates, peer companies’ performance, and strategic initiatives for the year. Budgets are reviewed by senior management, including the CEO and the Board of Directors.

The items listed below are excluded from operating income when calculating the bonus payment. These items are excluded to avoid penalizing or rewarding executives for unusual events or one-time items, and to avoid giving executives an incentive to delay decisions necessary for the health of the business which reduce operating income when implemented. The excluded items are:

•	Gains or losses on the sale of businesses or assets;

•	Significant restructuring and unusual one-time items;

•	Discontinued businesses;

•	Asset impairments; and

•	Changes in accounting practices.

The 2009 bonuses for Messrs. Lockhart, Nickel, and McNamara were determined by comparing the consolidated corporate financial results to the target. Messrs. Ready’s and Rodruan’s MAP bonus payments were based 30% on corporate results and 70% on business unit results. The Committee approved a separate 2009 payment schedule for the bonus participants in the AFP North American business including Messrs. Ready and Rodruan. The payment schedule measured the business unit’s achievement based on a dollar variance to planned operating income. This approach was introduced for the AFP North American business due to the change in operating income between 2008 and 2009 ($113.4M and $20.4M respectively) driven primarily by a significant decline in sales volume. The tables below show the relationship between the financial target achievement and maximum payout percentages for Corporate and the AFP North American business.

2009 MAP Payment Schedule
(Consolidated Corporate)
% Achievement of Financial Target	Maximum Payout as a % of Target Bonus
Less than 80%	0%
80%	70%
85%	90%
90%	110%
100%	120%
110%	130%
120%	140%
140%	160%
160%	180%
180% and above	200%

2009 AFP Americas Payment Schedule
Operating Income ($M)	Variance from Budgeted Operating Income ($M)	Expected Payout % of Target Award	Maximum Potential Payout % of Target Award
Less than $0	Less than -$20.4 M	0%	0%
$0.00	-$20.4	50%	70%
4. 1	-16. 3	60%	80%
8. 2	-12. 2	70%	90%
12.2	-8.2	80%	100%
16.3	-4.1	90%	110%
20.4	0.0	100%	120%
23.8	3.4	105%	125%
27.2	6.8	110%	130%
30.6	10.2	115%	135%
34.0	13.6	120%	140%
37.4	17.0	125%	145%
40.8	20.4	130%	150%
44.2	23.8	135%	155%
47.6	27.2	140%	160%
51.0	30.6	145%	165%
54.4	34.0	150%	170%
57.8	37.4	155%	175%
61.2	40.8	160%	180%
64.6	44.2	165%	185%
68.0	47.6	170%	190%
71.4	51.0	175%	195%
74.8	54.4	180%	200%
78.2	57.8	185%	200%
81.6	61.2	190%	200%
85.0	64.6	195%	200%
88.4	68.0	200%	200%

In accordance with Section 162(m) of the Internal Revenue Service Revenue Ruling 2008-13, the Committee approves the maximum potential payment achievement factor. The Committee also approves an expected payout achievement factor. The Committee may apply negative discretion based on individual performance, the Company’s performance compared to competitors, external business conditions, and the achievement of strategic goals. Participants are told to plan on the expected payment achievement which is 20 percentage points below the maximum payment schedule. The expected payment usually corresponds to the business units’ actual achievement.

The Committee considered the individual and business unit performance of each executive officer when establishing the 2009 bonus payments. Messrs. Lockhart and Ready received bonus payments twenty percentage points below the maximum payment schedule; Mr. McNamara received a bonus payment ten percentage points below the maximum payment schedule. Mr. Nickel’s bonus was paid at the maximum based on the leadership he provided in handling several of the company’s complex legal transactions.

The following table provides the three-year payment history by business unit. The information details the year-over-year volatility in achieving targets, and shows that most business units have not reached target performance in at least one of the past three years.

Payment History by Business Unit

Business Unit	2007	2008	2009
Corporate / Consolidated	109%	56%	126%
Worldwide ABP	109%	92%	104%
ABP Americas	108%	93%	103%
ABP Europe	113%	87%	38%
AFP Americas	110%	17%	140%
AFP Europe	126%	17%	130%
Cabinets	60%	17%	116%
Total Asia	109%	94%	133%
ABP Asia	105%	98%	156%
AFP Asia	114%	85%	38%
Australia (1)	—	—	123%
China (1)	—	—	105%
North Asia (1)	—	—	115%
South Asia (1)	—	—	124%

(1)	2009 was the first year these businesses had their own achievement schedule.

Long-Term Incentives

Stock grants link management compensation to shareholder returns and thereby focus management on the long-term performance of the Company. These awards are made under the Company’s 2006 Long-Term Incentive Plan (“LTIP”). These grants vest over a multi-year period, providing an incentive for executives to stay with the Company and ensuring that executives are exposed to changes in the Company’s stock price.

When an executive is hired, an annual target grant value, stated as a percentage of the executive’s annual base salary, is established. For the Named Executive Officers, this ranges from 55% of base salary to 338%. As a guide in determining the percentages, the Company considers the median of the long-term incentive percentages for comparable jobs at comparable companies, adjusted for differences in company size. The target percentage changes only in the event of promotion, or a significant change in the competitive guidelines or job responsibilities. The Committee may adjust actual grants based on individual potential and performance. This allows for the recognition of executives’ superior performance even in difficult times.

Target Long-Term Incentive Grant % of Base Salary
M. D. Lockhart, Chairman of the Board, President, and CEO	338%

W. C. Rodruan, Interim Chief Financial Officer	100%

F. J. Ready, Executive Vice President & CEO, Armstrong Floor Products(1)	180%

Vacant, Executive Vice President & CEO, Armstrong Building Products	—

J. D. Nickel, Senior Vice President, General Counsel and Secretary	120%

Vacant, Senior Vice President, Human Resources	—

S. F. McNamara, Vice President & Controller	55%

Note: Mr. Mangas, Senior Vice President, Chief Financial Officer, was hired effective February 1, 2010 with a long-term incentive target of 200%.

(1)

The Committee approved an increase to Mr. Ready’s long-term incentive target to 200% effective January 1, 2010. The change was made in conjunction with expanding his responsibilities to include AFP Asia.

Annual stock grants are approved by the Committee for everyone except for the CEO, whose grants are approved by the Board of Directors. Grants are typically made on the date of the Company’s regular February Board of Directors meeting. For 2010, the long-term incentive grant was delayed until April 1 to allow sufficient time for the Board to review and endorse the company’s performance targets. Restricted stock is valued using the closing stock price on the grant date. The number of stock options is determined using a Black-Scholes value. For 2009, the Black-Scholes value was $4.77. Stock grants for new hires who are not executive officers may be approved by the Committee Chair. These grants are made on or about the date of hire and are reported to the full Committee at the next scheduled meeting.

Due to the difficult economic environment and significant decline in the equity markets, including Armstrong stock, the Committee limited the total number of Common Shares available for the 2009 LTIP grants to one million shares. To meet this share usage goal, the Committee chose to modify the 2009 LTIP grant delivery from past practices. A proportionate reduction was applied to all participants’ award values, including the executive officers, in order to meet the one million share usage goal. Time-based restricted stock was issued in lieu of stock options for all participants except the executive officers. Mr. Rodruan was not an executive officer at the time the grant was awarded, and received 100% of his grant in time-based restricted stock. Messrs. Ready, Nickel, and McNamara received 50% of their award in time-based restricted stock and 50% in stock options.

The award value for those receiving time-based restricted stock was reduced by 25% to reflect the lower risk. Mr. Lockhart’s award was comprised of 60% performance restricted shares and 40% stock options, to comply with his Employment Agreement.

Typically, the value of Mr. Lockhart’s annual long-term incentive grant was $3,308,000, which represents 150% of his base salary plus target bonus. Given the reduction in award values as noted in the previous paragraph, Mr. Lockhart agreed to an award value of $2,615,994. The long-term incentive award consisted of 40% stock options and 60% three-year performance restricted shares. The value of the awards was determined by applying a Black-Scholes assumption for the stock options and market value of Armstrong’s common stock on the grant date for the performance restricted shares. The grant date fair value of the nonstatutory stock option grant was $1,046,235. The number of stock options was calculated by dividing the present value of each vesting tranche by the Black-Scholes value for the grant.

The value of the three-year performance restricted share grants was $1,569,759. In 2009, the number of performance restricted shares granted was calculated by dividing this amount by the closing price of Armstrong common stock on February 23, 2009, or $13.46. As noted in footnote #2 on the Grants of Plan-Based Awards table, Mr. Lockhart received 116,624 performance restricted shares. The Committee established performance targets on the basis of Armstrong’s three-year cumulative financial results weighted 50% on normalized earnings before interest, tax, depreciation, and amortization (EBITDA), and 50% on free cash flow. The specific targets corresponded to the Company’s 2009 budget, and 2010 and 2011 projections.

The Committee approved the payout schedule for Mr. Lockhart’s performance share grant. The maximum payout is capped at 150% of the number of performance restricted shares granted.

Long-Term Incentive Payout Schedule – M. D. Lockhart Performance Restricted Shares
% Achievement of Financial Target	% of Performance Shares Earned at End of Three-Year Period
Less than 80%	0%
80%	50%
85%	70%
90%	90%
100%	100%
110%	110%
120%	120%
140%	140%
150% and above	150%

In August 2009, Armor TPG Holdings LLC (“Armor TPG”) (as a successor in interest to TPG Partners V L.P. and TPG Partners VI L.P.) and the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the “Trust”) entered into a Purchase and Sale Agreement pursuant to which Armor TPG purchased 7,000,000 shares of Company Common Shares from the Trust, and acquired an economic interest in an additional 1,039,777 shares from the Trust in a prepaid forward transaction. Armor TPG entered into a Shareholders’ Agreement dated as of August 28, 2009 with the Trust and as a result is deemed to be members of a group with the Trust. The Trust and Armor TPG together beneficially own more than 60% of AWI’s outstanding shares. In accordance with the change in control provisions of the 2006 Long Term Incentive Plan, all participants’ unvested stock options and restricted stock awards vested as a result of the transactions consummated by Armor TPG and the Trust in August 2009.

The Committee approved a 2010 long-term incentive grant which provides retentive value and meaningful incentive for executives to strive for a challenging target. The grants for Messrs. Ready, Nickel, and McNamara were comprised of 60% stock options and 40% performance restricted shares. Pursuant to his Employment Agreement, Mr. Mangas had the choice of award vehicles for this 2010 grant; he chose to receive 100% of his grant in stock options. The awards were granted effective April 1, 2010.

The Committee also established a payout scale for the performance restricted stock using a one-year performance period with a two-year service vesting requirement, for a total three-year restriction period. Performance targets were established using Armstrong’s 2010 targeted operating income. The maximum payout is capped at 105% of the number of performance restricted shares granted for achieving targeted operating income; threshold payout was established at 40% for achieving 70% of the operating income target. Despite no upside beyond the established operating income target, executive officers may gain additional value from stock appreciation.

Employee Benefits

To attract and retain talented employees, Armstrong offers a comprehensive package of health, welfare and retirement benefits that are competitive with those offered by other large employers. The benefit plans for senior managers are generally the same as those provided to other salaried employees with three exceptions: executives’ health care premiums are 40% higher than those paid by most salaried employees, executives are eligible to receive enhanced company-paid long-term disability benefits, and executives are eligible for nonqualified retirement benefits.

Salaried employees who were hired before January 1, 2005, and who had a specific combination of age and service, including Messrs. Lockhart, Rodruan, and Ready, are eligible to participate in the Company’s qualified defined pension benefit plan, the Retirement Income Plan (“RIP”). The Company also established a nonqualified pension plan, the Retirement Benefit Equity Plan, to pay any benefit that cannot be paid under the RIP due to statutory limits. The 401(k) match for Named Executive Officers, except for Messrs. Nickel and McNamara, is the same match offered to salaried employees hired before January 1, 2005. Armstrong matches 50% of the first 6% of employee contributions, up to a maximum company match of $8,250 for 2009.

Messrs. Nickel and McNamara are not eligible to participate in the RIP since they did not have the required combination of age and service when the RIP eligibility was changed in 2006. They are eligible to participate in a 401(k) savings plan with a larger company match. In 2009, Messrs. Nickel and McNamara each contributed a total of $16,500 which provided them $12,505 and $13,040 in company matches respectively. An unfunded, nonqualified deferred compensation plan was established for managers ineligible to participate in the Retirement Income Plan, to defer up to an additional 8% of earnings exceeding $206,250 in 2009 (based on the Internal Revenue Code 402(g) elective deferral limit in effect for the plan year). Both Messrs. Nickel and McNamara participate in this plan.

Messrs. Rodruan and Ready are participants in split dollar life insurance policies entered into in 1997. Armstrong ceased paying the premiums on the policy for Mr. Rodruan in 2002 and for Mr. Ready in 2006. Armstrong retains a collateral interest in the policies’ cash value equal to the premiums paid by the Company. Upon each executive’s 62nd birthday, Armstrong will receive the money it paid in premiums for these policies.

Perquisites

For the Named Executive Officers, Armstrong provides two executive perquisites: a company-paid yearly physical examination and an annual reimbursement of up to $4,500 for personal financial planning and tax preparation services. In addition, Mr. Lockhart had the personal use of the Company aircraft. This benefit totaled $37,807 in 2009.

Change in Control Agreements

Messrs. Rodruan and Ready are covered under individual Change in Control Agreements to provide a competitive level of financial security in the event of a change in control. Their agreements were originally scheduled to expire in October 2009. However, the Change in Control Agreements were triggered on August 28, 2009, as a result of the transactions consummated by Armor TPG and the Trust. The Change in Control Agreements’ three-year protection period will lapse on September 1, 2012. Messrs. Rodruan and Ready would receive benefits pursuant to their respective agreements if they are terminated for reasons other than cause, or if they resign for good reason during the three-year protection period.

Messrs. Senkowski and McCunniff were also covered under individual Change in Control Agreements prior to their departures.

Pursuant to a General Release and Separation Agreement dated August 25, 2009, Mr. McCunniff received benefits he was entitled to under his offer of employment letter, an additional cash amount equal to the value of his equity in unvested restricted shares and his in-the-money unvested stock options assuming (in each case) a market price of $24.11 per share, and $300,000 in consideration of a non-competition and non-solicitation covenant. Under the agreement, Mr. McCunniff provided AWI with a waiver and general release of certain rights and claims, including those under his Change in Control Agreement.

Messrs. Lockhart and Grasberger were also covered under individual Change in Control Agreements prior to their respective departures. Their Change in Control Agreements were triggered on August 28, 2009, as a result of the transactions consummated by Armor TPG and the Trust. Consequently, Messrs. Lockhart and Grasberger received Change in Control payments upon termination.

Tax Deductibility of Compensation

Armstrong’s annual and long-term incentive plans are designed to qualify cash and certain stock incentives as performance-based compensation under Section 162(m) of the Internal Revenue Code (“IRC”). This compensation includes the MAP, performance restricted shares, and stock option grants where the payment or award provisions comply with the IRC requirements.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of Armstrong’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Management Development and Compensation Committee

Judith R. Haberkorn, Chair

Jon A. Boscia

James J. Gaffney

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor incorporated by reference into any future SEC filing under the Securities Act or the Exchange Act, except to the extent that Armstrong specifically incorporates it by reference therein.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation reported for each of the Named Executive Officers for the fiscal year ended December 31, 2009. The table also sets forth the information regarding the fiscal 2008 and 2007 compensation for Messrs. Lockhart, Grasberger, Ready and Senkowski because they were Named Executive Officers in those fiscal years. 2009 is the first year Messrs. Nickel and McNamara met the criteria for inclusion in the Summary Compensation Table. Mr. Rodruan had previously been included as a Named Executive Officer, however, this pre-dates the years reflected in the table.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(3)	All Other Compensation (4)		Total (1)

M. D. Lockhart Chairman of the Board, President and CEO	2009	$980,000	—	$4,339,872	$1,047,583	$1,543,500	$1,048,505	$178,848	(5)	$9,138,308
	2008	980,000	—	1,985,260	1,322,963	786,000	1,392,089	240,795		5,691,751
	2007	980,000	—	1,985,202	1,323,024	5,411,400	1,091,915	198,856		10,216,061

W. C. Rodruan Interim Chief Financial Officer (8)	2009	$303,300	—	$179,906	—	$218,400	$124,403	$10,627		$836,636

F. J. Ready Executive Vice President and CEO, Armstrong Floor Products	2009	$450,000	—	$240,248	$320,277	$441,000	$78,567	$10,489		$1,540,581
	2008	436,750	—	—	—	68,000	139,639	10,745		1,237,494
	2007	392,000	—	—	—	763,400	46,971	10,982		1,795,713

J. D. Nickel Senior Vice President, Secretary and General Counsel	2009	$321,625	—	$110,332	$147,092	$234,800	$14,999	$24,089	(6)	$852,937

S. F. McNamara Vice President and Controller	2009	$215,000	—	$35,036	$46,736	$117,000	$1,415	$16,503	(6)	$431,690

F. N. Grasberger Former Executive Vice President and CEO, Armstrong Building Products and Asia-Pacific Operations (8)	2009	$471,591	—	$266,898	$355,861	—	—	$2,875,043	(6)(7)	$3,969,393
	2008	496,250	—	873,018	273,105	180,600	—	60,746		1,838,532
	2007	481,250	—	—	—	1,232,000	—	59,243		2,646,033

D. A. McCunniff Former Senior Vice President, Human Resources	2009 2008	$240,333 357,875	— —	$117,600 —	$156,819 —	— 100,200	— —	$1,714,838 41,277	(6)(7)	$2,229,590 1,081,712

S. J. Senkowski Former Executive Vice President and CEO, Armstrong Building Products and Asia-Pacific Operations	2009 2008 2007	$147,500 590,000 585,000	— — —	— — —	— — —	— 380,000 1,747,200	— 32,483 26,022	$9,388 14,634 14,755		$156,888 2,181,837 3,537,697

(1)

The amounts reflect the aggregate grant date fair value of stock and option awards granted in the fiscal year, computed in accordance with FASB ASC Topic 718, rather than the dollar amount recognized for financial statement purposes for the fiscal year. Therefore, the values in the Stock Awards, Option Awards and Total Compensation columns for 2007 and 2008 will not match the proxy statements for prior years. The assumptions used to determine the valuation of our Option Awards are set forth in Note 23 “Stock-Based Compensation Plans” in the Notes to Consolidated Financial Statements.

(2)

The 2009 amounts disclosed are the awards under the 2009 Management Achievement Plan. As specified under the Management Achievement Plan, award amounts are subject to a mandatory reduction of up to $20,000 to the extent a corresponding contribution can be made to the Bonus Replacement Retirement Plan which is a qualified, tax-deferred profit sharing plan. For 2009, $20,000 reductions were made for each of Messrs. Lockhart, Rodruan and Ready. A $15,000 reduction was made for Mr. McNamara. The Management Achievement Plan payments were approved by the Management Development and Compensation Committee at its February 26, 2010 meeting.

(3)

The amounts in this column show the change in pension value under the Retirement Income Plan and the Retirement Benefit Equity Plan. Messrs. Nickel’s and McNamara’s pension benefits were frozen on February 28, 2006 because they did not have the requisite 60 points of age and service to continue accruing pension benefits under the plan. Messrs. Nickel’s and McNamara’s pension benefits will not change due to additional service or pay, however, the present value will go up or down depending on the discount rate and mortality assumptions. Additional information regarding these plans follows the Pension Benefits table. Additional information regarding deferred compensation follows the Nonqualified Deferred Compensation table. Mr. Senkowski had a reduction of $80,701 in the calculated value of his accrued pension benefit from December 31, 2008 to December 31, 2009.

(4)

The amounts shown in the “All Other Compensation” column include: (i) Company matching contribution to the Savings and Investment Plan (and for Messrs. Nickel, McNamara, Grasberger and McCunniff to the Armstrong Nonqualified Deferred Compensation Plan); (ii) premiums for long-term disability insurance; (iii) tax assistance payments on imputed income related to personal use of Company aircraft; (iv) tax assistance payments on imputed income related to spouse travel on company aircraft when traveling to Board of Directors’ meetings; and (v) personal benefits (“perquisites”) consisting of medical examinations, financial planning expense reimbursements and personal use of Company aircraft to the extent the total perquisite value is $10,000 or greater per individual. For each person other than Mr. Lockhart, the total value of all such perquisites did not reach $10,000, and is not included in the amount shown.

(5)

The amount shown includes the aggregate incremental cost (e.g., fuel, landing fees and incremental crew expenses) of Mr. Lockhart’s personal use of Company aircraft of $127,155 and the reimbursement for related taxes incurred of $37,807. He participated in the medical examination program where the cost is paid by the Company.

(6)

Messrs. Nickel, McNamara, Grasberger and McCunniff each received a Company matching contribution under the Savings and Investment Plan the amounts are as follows: Mr. Nickel - $12,505, Mr. McNamara - $13,040, Mr. Grasberger - $16,500 and Mr. McCunniff - $13,021. Under the Armstrong Nonqualified Deferred Compensation Plan each were credited a Company match contribution of the following: Mr. Nickel - $11,003, Mr. McNamara - $1,995, Mr. Grasberger - $24,711 and Mr. McCunniff - $7,157.

(7)	The amount shown includes certain payments provided to Messrs. Grasberger and McCunniff in connection with their termination of employment effective November 9, 2009 and August 31, 2009, respectively.
(8)

Mr. Grasberger was the Company’s Chief Financial Officer up until March 31, 2009 and then moved into the position of Executive Vice President and CEO, Armstrong Building Products and Asia-Pacific Operations. Mr. Rodruan was named Interim Chief Financial Officer effective April 1, 2009 upon Mr. Grasberger’s move.

GRANTS OF PLAN-BASED AWARDS

The table below shows information on annual incentive compensation, restricted stock, stock options and performance restricted share awards which were provided to each of the Company’s Named Executive Officers in 2009. Effective August 28, 2009, a Change in Control (“CIC”) occurred under the terms of the CIC agreements for Messrs. Lockhart, Ready and Rodruan by reason of the transactions consummated by Armor TPG and the Trust. A CIC also occurred under the terms of the 2006 Long Term Incentive Plan for Messrs. Nickel, and McNamara. The 2009 grants shown have fully vested.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- Lying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

M. D. Lockhart	(1)	N/A	$612,500	$1,225,000	$2,450,000
	(2)	2/23/2009								219,619	13.46	$1,046,235
	(2)	2/23/2009				58,312	116,624	174,936				$1,569,759

W. C. Rodruan	(1)	N/A	$68,243	$136,485	$272,970
	(3)	2/23/2009							13,366			$179,906

F. J. Ready	(1)	N/A	$157,500	$315,000	$630,000
	(3)	2/23/2009							17,849			$240,248
	(3)	2/23/2009								67,144	13.46	$320,277

J. D. Nickel	(1)	N/A	$80,407	$160,813	$321,626
	(3)	2/23/2009							8,197			$110,332
	(3)	2/23/2009								30,837	13.46	$147,092

S. F. McNamara	(1)	N/A	$43,000	$86,000	$172,000
	(3)	2/23/2009							2,603			$35,036
	(3)	2/23/2009								9,798	13.46	$46,736

F. N. Grasberger	(1)	N/A
	(3)	2/23/2009							19,829			$266,898
	(3)	2/23/2009								74,604	13.46	$355,861

D. A. McCunniff	(1)	N/A
	(3)	2/23/2009							8,737			$117,600
	(3)	2/23/2009								32,876	13.46	$156,819

S. J. Senkowski	(1)	N/A

(1)

The amounts shown represent the 2009 participation by the Named Executive Officers in the Management Achievement Plan (“MAP”). The actual payouts approved by the Committee on February 26, 2010 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

On February 23, 2009, the Committee authorized the grant of non-statutory stock options having a Black-Scholes value of $1.046 million and a three-year performance restricted share grant with a value of $1.569 million to Mr. Lockhart. The value of Mr. Lockhart’s 2009 LTIP grant was reduced proportionate to all other participants based on the Committee’s decision to limit share usage to one million shares. Under the terms of Mr. Lockhart’s Employment Agreement, he received annual long-term incentive awards with an aggregate value on the date of grant equal to 150% of the sum of his base salary and annual incentive opportunity at target performance. For 2009 his LTIP grant was 119% of the sum of his base salary and annual incentive opportunity at target. The number of shares granted and the stock option exercise price was based on the February 23, 2009 closing price of $13.46. This resulted in a grant of 219,619 stock options and 116,624 performance restricted shares.

(3)

On February 23, 2009, the Committee authorized a grant of 50% restricted stock awards and 50% non-statutory stock options for the Officers of the Company. The exercise price was $13.46. The award value for those receiving time-based restricted stock was reduced by 25% to reflect the lower risk associated with time-based restricted stock. An additional proportionate reduction was applied to all participants’ award values in order to meet the one million share usage goal the Committee established. At the time of grant, Mr. Rodruan was not an elected Officer of the Company, and therefore received 100% of his LTIP grant as time-based restricted stock.

(4)	The assumptions used to calculate these values for the 2009 grants are set forth in Note 23 to the Company’s Consolidated Financial Statements for the year ended December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows the number of shares covered by exercisable and unexercisable stock options, and unvested restricted stock and performance restricted share awards held by the Company’s Named Executive Officers on December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plans Awards Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable

M. D. Lockhart	236,565			$29.37	10/02/16
	64,100			39.88	02/19/17
	131,904			28.45	02/25/18
	219,619			13.46	02/23/19

W. C. Rodruan	31,542			$29.37	10/02/16

F. J. Ready	87,056			$29.37	10/02/16
	67,144			13.46	02/23/19

J. D. Nickel	5,257			$29.37	10/02/16
	10,514			29.37	08/28/14
	30,837			13.46	08/28/14

S. F McNamara	2,628			$29.37	10/02/16
	5,258			29.37	08/28/14
	9,798			13.46	08/28/14

(1)

Effective August 28, 2009, a Change in Control (“CIC”) occurred under the terms of the CIC agreements for Messrs. Lockhart, Ready and Rodruan by reason of the transactions consummated by Armor TPG and the Trust. A Change in Control also occurred under the 2006 Long Term Incentive Plan which accelerated the unvested equity held by Messrs. Nickel and McNamara. All options immediately vested upon the CIC.

OPTION EXERCISES AND STOCK VESTED

The following table shows the stock awards held by each of the Named Executive Officers that became free of restrictions during 2009. No stock options were exercised by any of the Named Executive Officers during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

M. D. Lockhart			369,371	$11,782,935

W. C. Rodruan			20,033	639,053

F. J. Ready			36,249	1,156,343

J. D. Nickel			16,793	535,697

S. F. McNamara			6,385	203,682

F. N. Grasberger			73,106	2,332,081

(1)

Effective August 28, 2009, a Change in Control (“CIC”) occurred under the terms of the CIC agreements for Messrs. Lockhart, Ready and Rodruan by reason of the transactions consummated by Armor TPG and the Trust. A Change in Control also occurred under the 2006 Long Term Incentive Plan which accelerated the unvested equity held by Messrs. Nickel and McNamara. The value realized on the lapse of restrictions was based on the August 28, 2009 closing price of the Company’s stock of $31.90.

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under the Retirement Income Plan and the nonqualified Retirement Benefit Equity Plan as of December 31, 2009. The amounts were determined using the same interest rate and mortality rate assumptions used in the Company’s Consolidated Financial Statements. Information regarding the Retirement Income Plan and Retirement Benefit Equity Plan can be found in Note 17 to the Company’s Consolidated Financial Statements.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

M. D. Lockhart (1)	Retirement Income Plan for Employees of Armstrong World Industries, Inc.	9.4	$938,556	0
	Retirement Benefit Equity Plan of Armstrong World Industries, Inc.	23.8	6,830,740	0

W. C. Rodruan	Retirement Income Plan for Employees of Armstrong World Industries, Inc.	33.6	$1,618,996	0
	Retirement Benefit Equity Plan of Armstrong World Industries, Inc.	33.6	648,897	0

F. J. Ready	Retirement Income Plan for Employees of Armstrong World Industries, Inc.	26.5	$112,983	0
	Retirement Benefit Equity Plan of Armstrong World Industries, Inc.	26.5	319,236	0

J. D. Nickel (2)	Retirement Income Plan for Employees of Armstrong World Industries, Inc.	4.4	$103,556	0
	Retirement Benefit Equity Plan of Armstrong World Industries, Inc.	13.4	167,310	0

S. F. McNamara (2)	Retirement Income Plan for Employees of Armstrong World Industries, Inc.	6.8	$97,943	0
	Retirement Benefit Equity Plan of Armstrong World Industries, Inc.	Not eligible

F. N. Grasberger (3)	Not eligible

D. A McCunniff (3)	Not eligible

S. J. Senkowski (3)	Retirement Income Plan for Employees of Armstrong World Industries, Inc.	35.8	$1,833,399	$108,716
	Retirement Benefit Equity Plan of Armstrong World Industries, Inc.	35.8	2,731,484	135,329

(1)

Under the terms of his Employment Agreement, Mr. Lockhart received two years of service credit for every one year of actual service toward the calculation of his pension benefits under the Retirement Benefit Equity Plan. The Board of Directors granted him five additional years of service credit in 2005.

(2)

Pension benefits for Messrs. Nickel and McNamara were frozen on February 28, 2006 because they did not have the requisite 60 points of age and service to continue accruing benefits under the Retirement Income Plan. Messrs. Nickel’s and McNamara’s pension benefit will not change due to additional service or pay; however, the present value will go up or down depending on the discount rate and mortality assumptions.

(3)	Messrs. Grasberger and McCunniff separated from the Company effective November 9, 2009 and August 31, 2009, respectively. Mr. Senkowski retired effective April 1, 2009.

All of the Named Executive Officers participate in the Company’s qualified defined benefit pension plan, the Retirement Income Plan (“RIP”), as do other Armstrong salaried employees. An unfunded, nonqualified defined benefit pension plan, the Retirement Benefit Equity Plan (“RBEP”), has been established to pay any benefit which cannot be paid under the qualified RIP by reason of Internal Revenue Code limitations. All pension benefits are paid by the Company. The pension plans were closed to new salaried participants effective January 1, 2005. Regular pension benefits for Messrs. Nickel and McNamara were frozen as of February 28, 2006. The changes in pension value for Messrs. Nickel and McNamara are based solely on their age and changes in assumptions. Benefits payable under the RIP and RBEP are based on a formula that yields an annual amount payable over the participant’s lifetime beginning at the age where the participant qualifies for an unreduced life annuity benefit.

In addition, Messrs. Ready, Rodruan and McNamara may qualify for an additional annuity payment under the ESOP Pension Account (“EPA”) to the extent such benefit can be paid under the qualified pension plan. The EPA was established in 2000 to restore a portion of the value lost by a broad group of employees who had purchased shares of Company stock and received Company contributions of additional shares which were intended to help fund the cost of their retiree health care coverage. The starting EPA balance was determined by multiplying the number of ESOP shares held by the participant by $47.75 which was the guaranteed value of the original ESOP convertible preferred shares. The EPA is credited with interest annually using the November 30-year Treasury bond rate. Interest is credited up to the date the participant commences regular pension benefits under the RIP.

Participants in the defined benefit pension plan may retire as early as age 55 provided the participant is vested under the plan. Participants become vested after completing five years of continuous employment having worked at least 1,000 hours in each year. Normal retirement date is the first of the month nearest the participant’s 65th birthday. Except as noted below, there is a reduction for early retirement for salaried participants who retire between the ages of 55 and 65. An employee who retires from active employment can receive an unreduced pension benefit commencing on the date of retirement if the employee’s age (minimum age 55) and Total Service totals 90 points (“Rule of 90”). The unreduced Rule of 90 benefit is limited to the employee’s pension amount accrued to February 28, 2006. Employees receive credit for post-March 1, 2006 age and service for Rule of 90 eligibility. The Present Value of Accumulated Benefit shown for Messrs. Ready, Rodruan, McNamara and Nickel reflect the actuarial value of their respective Rule of 90 pension benefits.

The normal form of benefit payment is a monthly annuity. Except for payments having a lump sum present value of $10,000 or less under the qualified plan, no lump sum payments are permitted. Various forms of annuity payments (including life, joint and survivor, period certain and level income options) are available under the pension plans. The annuity payments for these options are determined by actuarially adjusting the life annuity pension amount for the selected form of payment. The formula for the regular life annuity pension benefit for salaried employees under the RIP is based on the following factors:

•

the participant’s Average Final Compensation (“AFC”) which is the average of the three highest years of eligible compensation (base salary plus annual incentive) during the last ten years of employment

•	the participant’s number of years of Total Service (credited years of employment with the Company) used to calculate the pension amount

•

the participant’s Adjusted Covered Compensation (“ACC”) which is a percentage of the average Social Security tax base for the 35-year period ending with the year the participant will qualify for an unreduced Social Security pension benefit

The unreduced annual life annuity pension is the sum of the following four calculations each of which shall not be less than zero.

1.	AFC x 0.009 x Total Service to a maximum of 35 years

2.	(AFC – ACC) x 0.005 x Total Service to 35 years

3.	(AFC – 2 x ACC) x 0.0015 x Total Service to 35 years

4.	AFC x 0.012 x Total Service over 35 years

To the extent the participant is eligible for an EPA pension benefit that can be paid from the qualified pension plan (RIP), all or the allowable portion of the calculated EPA annuity will be added to the regular pension amount. EPA annuity amounts that cannot be paid from the qualified plan are forfeited.

Special provisions apply if the qualified pension plan is terminated within five years following an Extraordinary Event, as this item is defined in the RIP. In that event, plan liabilities will first be satisfied; then, remaining plan assets will be applied to increase retirement income to employees. The amount of the increase is based on the assumption that the employee would have continued employment with Armstrong until retirement. All of the Named Executive Officers would be entitled to this benefit under these circumstances.

The assumptions used to calculate the actuarial present values shown in the table above are as follows:

•	Discount rate used to value benefit obligations equals 5.6%

•	RP2000CH Mortality Table projected to 2010

•	EPA interest rate of 4.00%

•	1994 GAR (RR 2001-62) Mortality Table for EPA annuity conversion

•	Retirement at age 65 or Rule of 90 eligibility as specified

NONQUALIFIED DEFERRED COMPENSATION

The table below shows the executive contributions, earnings and account balances for the Named Executive Officers who participate in the Company’s nonqualified deferred compensation plans.

Name	Executive Contributions in 2009 ($) (1)	Registrant Contributions in 2009 ($) (2)	Aggregate Earnings in 2009 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 12/31/09 ($)
M. D. Lockhart	Does not participate
W. C. Rodruan	Does not participate
F. J. Ready	$0	$0	$869	$0	$2,624
J. D. Nickel	$14,670	$11,003	$13,239	$0	$87,095
S. F. McNamara	$2,660	$1,995	$4,058	$0	$22,520
F. N. Grasberger	$32,948	$24,711	$71,083	$0	$329,246
D. A. McCunniff	$9,543	$7,157	$29,617	$0	$114,471
S. J. Senkowski	Does not participate

(1)	The amount in this column is also reported as either Salary or Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)	The amount in this column is also reported in the All Other Compensation column of the Summary Compensation Table.

Armstrong maintains two nonqualified deferred compensation plans that apply to certain of the Company’s Named Executive Officers. The Armstrong Deferred Compensation Plan, which was established in 1985, was closed to new deferrals of base salary and annual incentive compensation starting in 2001. The plan is partially funded with Company-owned life insurance policies held in a grantor trust. These policies were purchased by the Company prior to 1996. Mr. Ready is the only Named Executive Officer participant in this plan. Participants may transfer account balances between any of the plan’s available phantom investment options.

Investment Option	2009 Return
Fidelity Magellan Fund	41.13%
Fidelity OTC Portfolio Fund	62.24%
Fidelity Asset Manager Fund	30.94%
Spartan U.S. Equity Index Fund	26.51%
Moody’s Average Corporate Bond Yield	6.32%

The normal form of payout is a 15-year annuity with monthly payments starting on a post-employment date selected by the participant (minimum age 55) but in no event commencing later than the participant’s 65th birthday. Requests for single sum payments are subject to approval by the Company.

If a participant resigns or is discharged for willful, deliberate or gross misconduct, the participant may be paid a single sum amount equal to 94% of the account balance (subject to Company approval) and would forfeit the remaining account balance. If a participant dies before commencing annuity payments, a survivor benefit will be paid to the participant’s designated beneficiary (or estate) as a ten-year annuity. The present value of the survivor benefit is the greater of the participant’s account balance or an amount equal to three times the participant’s actual deferrals. If the participant dies after commencing annuity payments, the remaining payments will be made to the participant’s designated beneficiary or estate.

As explained under the Pension Benefits section, the Company’s defined benefit pension plans were closed to new salaried participants effective January 1, 2005 and existing salaried participants who did not meet the age and service requirements as of March 1, 2006. The Named Executive Officers who fall into this category are eligible to participate in a 401(k) savings plan with an enhanced company match. Armstrong matches 100% on the first 4% of employee contributions and 50% on the next 4% of employee contributions in the enhanced plan. The Armstrong Nonqualified Deferred Compensation Plan was established to provide benefits similar to the 401(k) as it applies to eligible managers whose eligible earnings (base salary plus annual incentive) exceed 12.5 times the Internal Revenue Code 402(g) elective deferral limit in effect for the plan year. For 2009, the eligible earnings limit was $206,250. A participant may elect to defer up to 8% of eligible base salary earnings and up to 8% of eligible annual incentive earnings. The Company matching contribution will be the same as that provided under the qualified 401(k) savings plan with the enhanced Company match. Messrs. Nickel, McNamara, Grasberger and McCunniff are the only Named Executive Officers who participated in this unfunded, nonqualified plan. Participants may transfer account balances between any of the plan’s available phantom investment options listed below on a daily basis.

Investment Option	2009 Return
Davis New York Venture Fund	31.32%
Fidelity Capital Appreciation Fund	36.38%
Fidelity Diversified International Fund	31.78%
Fidelity INTM Government Income	0.87%
Fidelity Low-Priced Stock Fund	39.08%
Fidelity Managed Income Portfolio II	2.03%
Fidelity OTC Portfolio	62.24%
Goldman Sachs Mid Cap Value Fund	33.19%
Morgan Stanley Institutional Value Portfolio	38.63%
Neuberger Berman Fasciano Fund	26.32%
PIMCO TOT Return 2 I	13.62%
Rainier Small / Mid Cap Equity Portfolio	30.18%
Spartan U.S. Equity Index Fund	26.51%
TRP Global Stock	44.77%

Fidelity Freedom Funds

Fund	2009 Return	Fund	2009 Return
Income	16.12%	2030	30.57%
2010	24.82%	2035	31.26%
2015	25.62%	2040	31.65%
2020	28.86%	2045	32.04%
2025	30.03%	2050	32.47%

Participants become 100% vested in the Company match account after completing three years of continuous employment having worked at least 1,000 hours in each year.

Except in the case of an unforeseeable emergency or having reached age 70, no in-service distributions are permitted. Participants can elect to receive plan benefits as a single lump sum or in 120 monthly installments commencing after the date of the participant’s termination of employment. All elections must comply with the Internal Revenue Code requirements. If the total account value is less than $10,000, the entire account balance will be paid as a single sum at the time of termination. In the event of a participant’s death, any remaining payments shall be paid to the participant’s designated beneficiary or estate.

The Company reserves the right to cause the participant to forfeit or require repayment of the Company match benefits where the participant is discharged for willful, deliberate or gross misconduct or where the participant has engaged in conduct that is injurious to the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below summarize the estimated value of the potential payments and benefits under the Company’s plans and arrangements to which the Named Executive Officers would be entitled upon termination of employment under the circumstances indicated. Except for the continuation of health and welfare benefits and outplacement support, amounts would be paid as a lump sum at termination. The amounts shown assume that such termination was effective December 31, 2009.

Each of the Named Executive Officers who participate in the Company’s Pension Benefits and / or Nonqualified Deferred Compensation plans are eligible for the benefits shown in the accompanying tables and related narrative disclosures.

M. D. Lockhart (1)

Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control without Pension Enhancements	Change in Control with Pension Enhancements

Cash Severance	—	—	$2,500,000	$2,500,000	$7,500,000	$7,500,000

Vacation Pay	—	—	56,280	56,280	—	—

Savings Plan	—	—	8,250	8,250	—	—

Pension Accrual	—	—	391,470	391,470	—	—

Health & Welfare Benefit Continuation	—	—	1,503	1,503	87,361	87,361

Outplacement Support	—	—	14,000	14,000	30,000	30,000

Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	—	—
Restricted Stock	—	—	—	—	—	—
Stock Options	—	—	—	—	—	—

Change in Control Lump Sum Retirement Payment	—	—	—	—	2,825,992	4,997,178

Excise Taxes & Gross-Up	—	—	—	—	—	—

Total	—	—	$2,971,503	$2,971,503	$10,443,353	$12,614,539

W. C. Rodruan
Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control without Pension Enhancements	Change in Control with Pension Enhancements

Cash Severance	—	—	$303,300	$303,300	$936,600	$936,600

Health & Welfare Benefit Continuation	—	—	—	—	77,894	77,894

Outplacement Support	—	—	14,000	14,000	30,000	30,000

Accelerated Long-Term Incentives
Restricted Stock	—	—	—	—	—	—
Stock Options	—	—	—	—	—	—

Change in Control Lump Sum Retirement Payment	—	—	—	—	1,016,715	1,413,609

Excise Taxes & Gross-Up	—	—	—	—	744,200	945,570

Total	—	—	$317,300	$317,300	$2,805,409	$3,403,673

F. J. Ready

Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control without Pension Enhancements	Change in Control with Pension Enhancements

Cash Severance	—	—	$450,000	$450,000	$2,126,100	$2,126,100

Health & Welfare Benefit Continuation	—	—	—	—	97,971	97,971

Outplacement Support	—	—	14,000	14,000	30,000	30,000

Accelerated Long-Term Incentives
Restricted Stock	—	—	—	—	—	—
Stock Options	—	—	—	—	—	—

Change in Control Lump Sum Retirement Payment	—	—	—	—	175,433	3,376,983

Excise Taxes & Gross-Up	—	—	—	—	—	2,345,050

Total	—	—	$464,000	$464,000	$2,429,504	$7,976,104

(1)

Mr. Lockhart stepped down as Chief Executive Officer and President of the Company and Chairman and member of the Board of Directors effective February 28, 2010. Terms of his separation agreement are set forth in the Form 8-K dated February 10, 2010.

Resignation or Involuntary Termination for Cause

No incremental benefits are provided to any of the Named Executive Officers in the event of a voluntary resignation or an involuntary termination for Cause. Cause is defined as (i) the willful and continued failure by the executive to substantially perform the executive’s duties after a written demand for substantial performance is delivered to the executive by the Board of Directors, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company, or (iii) the executive’s conviction of any felony.

Involuntary Termination without Cause

Effective August 28, 2009, a Change in Control (“CIC”) occurred under the terms of the CIC agreements for Messrs. Lockhart, Ready and Rodruan by reason of the transactions consummated by Armor TPG and the Trust. As a result, an involuntary termination without Cause or a termination for Good Reason effective December 31, 2009 involving Messrs. Lockhart, Ready or Rodruan would trigger the payment of the amounts shown in the Change in Control without Pension Enhancements column.

The following discussion assumes that a CIC or a Potential CIC had not yet occurred. In the event a Named Executive Officer (other than Mr. Lockhart) is involuntarily terminated for reasons other than Cause, the executive will be eligible for a lump sum cash severance benefit. The normal severance payment is provided under the terms of the Severance Pay Plan for Salaried Employees of AWI. A salaried employee is eligible for severance pay if the employee is terminated and an exclusion does not apply. The employee is not eligible for severance pay if the reason for termination is any one of the following:

(i)	voluntary separation

(ii)	the employee accepts employment with a successor organization in connection with the sale of a plant, unit, division or subsidiary

(iii)	the employee rejects the Company’s offer of a position in the same geographic area at a base salary of at least 90% of the employee’s current salary

(iv)	misconduct

(v)	unsatisfactory performance unless otherwise approved by the Severance Pay Committee

Severance benefits will be offset by payments made under individual change in control or employment agreements.

The schedule of benefits for executive participants provides two weeks of base salary severance per year of credited service with a minimum of eight weeks and a maximum of 52 weeks. The Severance Pay Committee reserves the right to depart from the severance pay schedule where factors justify an upward or downward adjustment in the level of benefits. In no event may the severance payment exceed two times the participant’s annual compensation.

In the event of involuntary termination where severance applies, all salaried employees are eligible for continuation of health care and life insurance benefits at active employee premium contributions for a period of six months unless the employee is eligible for and elects retiree health care coverage. In addition, senior executives are eligible for twelve months of executive outplacement support provided by an outside service provider.

Termination for Good Reason

Under the terms of the 2006 Long-Term Incentive Plan, in the event a Named Executive Officer terminates for Good Reason, all outstanding restricted stock awards and unvested stock options will automatically vest. Termination for Good Reason is as defined in each executive’s Individual Change in Control Agreement and includes any one of the following events:

(i)	the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the executive’s responsibilities

(ii)	a reduction by the Company in the executive’s annual base salary

(iii)	the relocation of the executive’s place of employment by more than 50 miles (30 miles in the case of Mr. Lockhart) unless such relocation is closer to the executive’s principal residence, or the Company requiring the executive to be based anywhere other than such principal place of employment except for required business travel to an extent substantially consistent with present travel obligations

(iv)	failure by the Company to pay to the executive any portion of the executive’s current compensation

(v)	failure by the Company to continue in effect any compensation or benefit plan in which the executive participates immediately prior to a Change in Control which is material to the executive’s total compensation unless an equitable arrangement has been made

In addition, termination for Good Reason includes an election by any of the Named Executive Officers to terminate employment during the thirty-day period beginning twelve months following a qualifying Change in Control.

Change in Control

The Company has Change in Control (“CIC”) Agreements with four senior executives including Messrs. Lockhart, Ready, and Rodruan. These agreements provide severance benefits in the event of a termination of employment following a CIC of Armstrong World Industries, Inc. The purpose of the agreements is to foster stability among this group of executives in the face of a possible CIC. Effective August 28, 2009, a Change in Control occurred under the terms of the CIC agreements for Messrs. Lockhart, Ready, and Rodruan. For Messrs. Ready and Rodruan, their CIC agreements will continue in effect until September 1, 2012.

Under the CIC Agreements, a CIC includes any one of the following events:

(i)	acquisition by a person (excluding certain qualified owners) of beneficial ownership of 20% or more of AWI’s common stock

(ii)	a change in the composition of the AWI Board of Directors so that existing Board members and their approved successors do not constitute a majority of the Board

(iii)

consummation of a merger or consolidation of AWI unless shareholders of voting securities immediately prior to the merger or consolidation continue to hold 66 2/3% or more of the voting securities of the resulting entity

(iv)	shareholder approval of a liquidation or dissolution of AWI or sale of substantially all of AWI’s assets

CIC severance benefits are payable if the executive is involuntarily terminated or terminates employment for Good Reason within three years following a CIC. For Messrs. Lockhart and Ready, the agreement includes a provision where the executive may choose to terminate employment during the thirty-day period beginning twelve months following a qualifying Change in Control and receive the severance benefits (the “modified single trigger” provision).

Severance benefits for Messrs. Lockhart, Ready, and Rodruan, which are payable in the event of the executive’s termination following a CIC, include:

(i)	a lump sum cash severance payment equal to three times (for Messrs. Lockhart and Ready, two times for Mr. Rodruan), the sum of the executive’s annual base salary and the higher of the executive’s highest annual bonus earned in the three years prior to termination or prior to the CIC (in Mr. Lockhart’s agreement, his annual target bonus will be used if it is higher than the actual bonus earned)

(ii)	a lump sum payment of the portion of the executive’s annual target bonus applicable to the year of termination calculated by multiplying the target bonus by the fraction obtained by dividing the number of full and partial months completed during such uncompleted performance award period by twelve

(iii)	three additional years of age and service credit for the purpose of calculating pension benefits where the incremental actuarial present value is paid as a lump sum cash payment

(iv)	continuation of life, disability, accident and health insurance benefits at active employee contributions for three years following termination which shall be reduced to the extent comparable benefits are made available to the executive by a subsequent employer without cost

(v)	eligibility for post-retirement health care and life insurance benefits had the executive terminated employment during the period of three years after the actual date of termination

(vi)	payment for unused vacation which would have been earned had the executive continued employment through December 31 of the year of termination

(vii)	Company payment of reasonable fees for executive outplacement support for up to three years where the cost shall not exceed 20% of the executive’s annual base salary at the time of the CIC

(viii)	full reimbursement for the payment of any applicable excise taxes including tax gross-up under Section 4999 of the Internal Revenue Code, and

(ix)	payment of legal fees incurred in connection with a good faith dispute involving the CIC agreement.

Under the terms of the CIC agreements, certain stock-based benefits are accelerated upon the occurrence of a CIC. This includes accelerated vesting of all unvested stock options and unvested restricted stock awards. All unearned performance restricted shares held by the executive shall be deemed to have been earned to the maximum extent permitted under the stock plan and shall become free of restrictions.

The tables above refer to a Change in Control with and without Pension Enhancements. The Pension Enhancements relate to CIC benefits that were part of the Company’s defined benefit pension plan prior to plan amendments that suspended these benefits effective March 1, 2004 to the extent legally permitted. The Pension Enhancements provided for five years of additional service for benefit determination, immediate payments with no actuarial reduction and a Social Security bridge payable to age 62 for employees who would be involuntarily terminated within two years following a CIC of the Company. Eligibility requirements were age 50 and either 10 years or 15 years of Company service depending on the enhancement.

Notwithstanding the Company’s amendments to freeze the accrued benefit enhancements under the qualified pension plan and eliminate past and future benefit enhancements under the nonqualified pension plan, the Company would be required to include such enhancements in the calculation of the CIC Lump Sum Retirement Payment for Messrs. Lockhart, Ready, and Rodruan. This would occur (i) in the event of a business combination with an interested shareholder of the Company which has not been approved by a majority of disinterested directors or (ii) where a person or group acquires beneficial ownership of 28% or more of the outstanding Company Common Shares and within five years thereafter, disinterested directors no longer constitute a majority of the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, each member of the Management Development and Compensation Committee was an independent director, and none of them were Armstrong employees or officers or former employees or officers. During 2009, none of our executive officers served on the compensation committee (or its equivalent), or the board of directors of another entity, one of whose executive officers served on the Management Development and Compensation Committee or Board of Directors of the Company.

COMPENSATION OF DIRECTORS

Armstrong World Industries, Inc. does not separately compensate directors who are employees for services as a director. Therefore, the Company did not provide Mr. Lockhart separate compensation for his services as a director. In 2009, the Company paid directors who are not employees an annual retainer of approximately $155,000, comprised of $70,000 cash plus an award of restricted stock units valued at approximately $85,000 (55% of the total annual retainer, rounded up) in accordance with the 2008 Directors Stock Unit Plan (“2008 Plan”) approved by the shareholders at the June 23, 2008 annual meeting. The stock units (“Units”) vest on the one-year anniversary of the award or, if earlier, the date of a change in control event, contingent upon the director’s continued service through such date. The directors receive one Common Share for each vested Unit six months following the director’s separation from service or, if earlier, upon the occurrence of certain change in control events. All Units, whether or not vested, are forfeited if the director is removed for cause, and unvested Units are subject to forfeiture if the director terminates service for any reason prior to vesting.

In accordance with the Company’s Corporate Governance Principles, each director must acquire and then hold until six months following the end of his or her service, phantom units and/or Common Shares equal in value to three times the annual director’s retainer at the time they join the Board. Directors endeavor to reach that level of ownership within five years of joining the Board. With the exception of Messrs. Melville and Steiner, who were elected to the Board in October 2009, all of the current directors have already achieved this ownership requirement. As provided in the Company’s Corporate Governance Principles, such stock ownership requirement is not applicable to Messrs. Bonderman and Burns who, while not holding shares individually, nevertheless are deemed to have an equity interest by virtue of their positions with Armor TPG Holdings LLC who, together with Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust, hold more than 60% of the Company’s outstanding Common Shares.

Under the terms of the 2008 Plan, each nonemployee director received an annual grant of 2,229 Units on October 27, 2009, covering the period from October 2009 through September 2010. James C. Melville and Edward E. Steiner also each received an initial grant of 6,000 Units under such Plan.

The Lead Director receives an additional annual retainer of $20,000. James J. O’Connor had served as Lead Director from February 2008 to March 2010. Effective March 1, 2010, James J. O’Connor ceased to be Lead Director and began to serve as Chairman. His Lead Director compensation for 2010 will be prorated to reflect his service for January and February 2010. As Chairman, James J. O’Connor is compensated in an amount equal to $160,000 annually. This amount is in addition to his annual retainer; it supersedes his Lead Director fee and is split evenly in the form of $80,000 cash and $80,000 equity. The Audit Committee Chair receives an additional annual retainer of $20,000, and the Management Development and Compensation Committee Chair and the Nominating and Governance Committee Chair each receive an additional annual retainer of $10,000. Directors who are not employees are paid $2,500 per day ($1,250 for a partial day) plus reasonable expenses for special assignments in connection with Board activities. There were no per diem payments made in 2009. In August 2009, a special committee consisting of Ms. Haberkorn, Messrs. Gaffney and Roberts was convened by the Board to review, evaluate and make a recommendation to the Board with respect to the Armor TPG tender offer, and certain provisions relating to change-in-control provisions contained in certain agreements and arrangements, including compensation arrangements and plans of the Company and its subsidiaries in light of the transactions and agreements contemplated by the tender offer and by the Purchase and Sale Agreement, dated as of August 10, 2009, among the Armstrong World Industries, Inc. Personal Injury Settlement Trust, TPG Partners V, L.P. and TPG Partners VI, L.P. Each member of the special committee received $10,000 as compensation for service on such committee.

Director compensation is determined after reference to competitive market practice, both in setting the overall value of compensation and the mix of cash and equity. Compensation is evaluated against that of similarly-sized companies in comparable industries and is provided through a combination of annual retainers and equity grants in the form of stock units. This level of compensation supports the Company’s ability to attract directors with suitable backgrounds and experiences.

Cash payments are made quarterly in arrears. The annual award of restricted stock units was made in one installment in October 2009. Cash payments and stock unit grants for new directors are pro-rated for the service period. At the request of Mr. Bonderman and Mr. Burns and as approved by the Board, neither receives compensation for services as director.

Directors do not receive payment for attending meetings. When spouses of directors are invited to attend functions of the Board, the Company pays for their travel-related expenses. The payment of a director’s spousal expenses is considered imputed income to the director, and the Company makes a gross-up payment to each such director to cover the tax liability for the imputed income associated with such spousal expenses.

Other benefits for nonemployee directors include: annual physical exam expenses reimbursed up to $2,000; travel accident insurance; participation in the Armstrong Foundation (a non-profit organization independent of the Company) Higher Education Gift-Matching Program; the Company’s Employee Purchase Program; and participation in the “compassionate use” provision of the Company’s Aircraft Operation Policy. In 2009, four directors participated in the Higher Education Gift-Matching Program.

Armstrong has entered into indemnity agreements with each member of its Board of Directors. The agreements provide for indemnification against liabilities relating to their services as directors and advancement of expenses under certain circumstances to the fullest extent permitted by law. Specific terms and conditions are set forth in the individual indemnity agreements, which are included as exhibits to the Company’s 2007 Annual Report on Form 10-K and Current Reports on Form 8-K dated October 2, 2006 and September 30, 2009.

2009 Director Compensation Table (1)

Name	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)		All Other Compensation ($)(13)	Total ($)

Stan A. Askren	70,000		85,036	(8)	0	155,036

David Bonderman (4)	0		0		0	0

Jon A. Boscia	70,000		85,036	(8)	5,000	160,036

Kevin R. Burns (4)	0		0		0	0

James J. Gaffney	90,000	(7)	85,036	(8)	10,076	185,112

Robert C. Garland	52,500	(5)	0		2,241	54,741

Judith R. Haberkorn	90,000	(9)(12)	85,036	(8)	2,500	177,536

James C. Melville	17,500	(6)	313,936	(8)	0	331,436

James J. O’Connor	100,000	(10)(12)	85,036	(8)	1,500	186,536

Russell F. Peppet	52,500	(5)	0		184	52,684

Arthur J. Pergament	52,500	(5)	0		0	52,500

John J. Roberts	100,000	(11)(12)	85,036	(8)	255	185,291

Alexander M. Sanders, Jr.	52,500	(5)	0		0	52,500

Edward E. Steiner	17,500	(6)	313,936	(8)	0	331,436

(1)	Mr. Lockhart is not listed in the table because the Company does not compensate directors who are employees for services as a director.
(2)	Includes an annual cash retainer payment of $70,000 and retainers for committee chairs and the Lead Director.
(3)	This column represents the dollar amount recognized with respect to the stock units granted in 2009.
(4)	At the request of Messrs. Bonderman and Burns, and upon approval of the Board, neither Mr. Bonderman nor Mr. Burns receive compensation for service as a director.
(5)	Messrs. Garland, Peppet, Pergament and Sanders, Jr. resigned from the Board effective September 11, 2009. Cash payments are prorated for the service provided.
(6)	Mr. Melville and Mr. Steiner joined the Board on September 22, 2009. Cash payments are pro-rated for the service period.
(7)	Includes an annual payment of $10,000 as a special retainer for Mr. Gaffney as Chair of the Nominating and Governance Committee.
(8)

On October 27, 2009 pursuant to the 2008 Directors Stock Unit Plan, each outside director was awarded 2,229 stock units; the number of units equal to 55% of the total compensation payable to the nonemployee director as an annual retainer divided by the fair market value of one Common Share on that date, rounded to the next highest whole number. Messrs. Melville and Steiner also each received an initial grant of 6,000 units pursuant to the 2008 Plan.

(9)	Includes an annual payment of $10,000 as a special retainer for Ms. Haberkorn as Chair of the Management Development and Compensation Committee.
(10)	Includes $20,000 as a special retainer for Mr. O’Connor serving as Lead Director during 2009.
(11)	Includes an annual payment of $20,000 as a special retainer for Mr. Roberts as Chair of the Audit Committee.
(12)	Ms. Haberkorn and Messrs. Gaffney, O’Connor and Roberts received $10,000 each as compensation for service on a special committee convened by the Board in connection with the TPG tender offer.

(13)

The amounts shown in the “All Other Compensation” column includes tax assistance payments on imputed income related to spouse travel on Company aircraft when traveling to Board of Directors’ meeting for Messrs. Gaffney, Garland, Peppet and Roberts in the amounts of $76, $241, $184, and $255, respectively. The amounts shown also include matching Higher-Education contributions for Ms. Haberkorn and Messrs. Boscia, Gaffney and O’Connor in the amounts of $2,500; $5,000; $10,000 and $1,500, respectively and a reimbursement of $2,000 to Mr. Garland in connection with his participation in the Company’s medical examination program.

OTHER MATTERS

The Board of Directors knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

Deadline to propose actions for consideration at the 2011 Annual Meeting of Shareholders or to nominate individuals to serve as directors

Only nominations and business that are properly brought before an Annual Meeting of Shareholders in accordance with Article II, Sections 4 and 5 of Company Bylaws may be acted upon. You may submit proposals, including director nominations, for consideration at future annual meetings of shareholders as follows:

Shareholder Proposals

For a shareholder proposal to be considered for inclusion in the proxy statement for the 2011 annual meeting of shareholders, the written proposal must be received by the Corporate Secretary at our principal executive offices no later than December 31, 2010. The proposal will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934 (“Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.

If you intend to present a proposal at our 2011 annual meeting of shareholders, but you do not intend to have it included in our related Proxy Statement, your proposal must be delivered to the Corporate Secretary of the Company no later than April 3, 2011.

In either case, if the date of our 2011 annual meeting of shareholders is more than 30 calendar days before or after the one-year anniversary of our 2010 Annual Meeting, your proposal must be received by the Corporate Secretary by close of business on the fifteenth day following the day we publicly announce the date of the 2011 annual meeting of shareholders.

Nominations of Director Candidates

See the discussion under the heading “Nominating and Governance Committee.” Shareholders may propose director candidates for consideration by the Board’s Nominating and Governance Committee. Any such recommendations should include the candidate’s name, home and business contact information, education, professional experience, relevant qualifications for Board membership, information regarding any relationships between the candidate and the Company and a written consent of the recommended candidate of her or his willingness to serve, and his or her holdings of Company securities. Your recommendation should be directed to the Corporate Secretary at the address of our principal offices.

See related information on the Company’s website at www.armstrong.com – Company Information – Corporate Governance.

If the Corporate Secretary of the Company receives notice of a shareholder proposal that complies with the governing Bylaw provision on or prior to the required date, and if such proposal is properly presented at the 2011 Annual Meeting of Shareholders, the proxy-holders appointed by the Company may exercise discretionary authority in voting on such proposal if, in the Company’s Proxy Statement for such meeting, the Company advises shareholders of the nature of such proposal and how the proxies appointed by the Company intend to vote on such proposal, unless the shareholder submitting the proposal satisfies certain SEC requirements, including the mailing of a separate statement to the Company’s shareholders.

Article II, Section 4 of our Bylaws permits shareholders to directly nominate directors for election at an annual meeting. If you want to nominate an individual for election to the Company’s Board at the 2011 annual meeting, you must deliver a written notice to the Corporate Secretary by no later than April 3, 2011.

If the date of our 2011 Annual Meeting of Shareholders is more than 30 days before or after the one-year anniversary of our 2010 annual meeting, your nomination must be received by our Corporate Secretary within 15 days after the Company’s public announcement of the meeting date.

Asbestos Personal Injury Settlement Trust Provisions

Article Sixth (H) of the Company’s Articles provide that, so long as the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust continues to own at least 20% of the outstanding Common Shares of the Company, it is not subject to the foregoing limitations on nominating directors and proposing matters for action at shareholder meetings prescribed in Article II, Sections 4 and 5 of the Company’s Bylaws.

Obtaining Printed Documents

If you do not wish to access copies through the Company’s website at www.armstrong.com, you may contact the Company’s Investor Relations group at the address below to request, free of charge, a printed copy of our corporate governance documents discussed in this Proxy Statement, including our Code of Business Conduct, our Code of Ethics for Financial Professionals, our Corporate Governance Principles and our Committee Charters, among others.

Annual Report on Form 10-K

Armstrong’s Annual Report on Form 10-K for the year ended December 31, 2009, including financial statements, is being furnished with or prior to this Proxy Statement. This Report is also available at http://www.amstock.com/proxyservices/viewmaterials.asp?CoNumber=14973 or www.armstrong.com – Company Information – Investor Relations – SEC Filings – 10-K. A copy of the report will be mailed to any shareholder or investor upon request. Requests should be addressed to: http://www.amstock.com/proxyservices/requestmaterials.asp.

Investor Relations

Armstrong World Industries, Inc.

P.O. Box 3001

Lancaster, PA 17604

IMPORTANT NOTICE REGARDING HOUSEHOLDING

What is Householding?

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of the Annual Report and Proxy Statement will be sent to any household at which two or more stockholders reside if they appear to be members of the same family, unless one of the stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings in any way.

If a single copy of the Annual Report and Proxy Statement was delivered to an address that you share with another stockholder, we will promptly deliver a separate copy if you make a written or oral request to Investor Relations, Armstrong World Industries, Inc., P. O. Box 3001, Lancaster, PA 17604 or (717) 396-6354.

How do I revoke my consent to the householding program?

If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you must revoke your consent by contacting American Stock Transfer & Trust Company LLC at 1-800-937-5449 or 59 Maiden Lane, Plaza Level, New York, NY 10038. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

What if a brokerage firm holds my shares?

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

Armstrong World Industries, Inc.

Annual Meeting of Shareholders

8:00 a.m., July 2, 2010

2500 Columbia Avenue

Lancaster, PA 17603

Information about Attending the Annual Meeting

An Admission Ticket will be required to enter the Annual Meeting. Please follow the advance registration instructions below, and an admission ticket will be mailed to you. Upon arrival at the Annual Meeting site, you will be asked to present your admission ticket and photo identification. Attendance is limited to shareholders.

Please send an Annual Meeting registration request by email to AdmissionTicket@armstrong.com or in writing to:

Office of the Corporate Secretary

Attn: C. L. Putt

Armstrong World Industries, Inc.

P. O. Box 3001

Lancaster, PA 17604-3001

Your request must contain the following information:

•	Your name and complete mailing address.

•

Proof of share ownership only if your Common Shares are held in a brokerage, bank or other institutional account. For example, a letter from your bank or broker or a photocopy of a current brokerage or other account statement showing that you owned Common Shares on the April 5, 2010 record date would serve as proof.

Attendance at the Annual Meeting will be limited to shareholders presenting an admission ticket and photo identification.

Voting in Person at the Annual Meeting

We encourage shareholders to submit proxies in advance by internet, phone or mail. Shareholders may also vote in person at the Annual Meeting, or may execute a proxy designating a representative to vote for them at the meeting. If your Common Shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your proxy card or ballot in order to be able to vote your Common Shares at the Annual Meeting.

Cert no. SCS-COC-000648 www.fsc.org © 1996 Forest Stewardship Council

ANNUAL MEETING OF SHAREHOLDERS OF

Armstrong World Industries, Inc.

July 2, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K

are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=14973

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

iPlease detach along perforated line and mail in the envelope provided.i

¢	21130000000000000000 9	070210

Proposals to be voted on at the meeting are listed below.

The Board of Directors recommends that you vote FOR all proposals.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE
IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of eleven (11) members to the Board of Directors:				2. Ratification of the appointment of KPMG LLP as the Company’s independent auditor for 2010.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡ Stan A. Askren ¡ David Bonderman
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Kevin R. Burns ¡ James J. Gaffney ¡ Tao Huang
☐	FOR ALL EXCEPT (See instructions below)	¡ Michael F. Johnston ¡ Larry S. McWilliams
¡ James J. O’Connor ¡ John J. Roberts ¡ Richard E. Wenz ¡ Bettina M. Whyte

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.
When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership,
please sign in partnership name by authorized person.	¢

1                     ¢

ARMSTRONG WORLD INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas B. Mangas, Jeffrey D. Nickel and Michele M. Nicholas as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the Common Shares of Armstrong World Industries, Inc. held of record by the undersigned on April 5, 2010, at the Annual Meeting of Shareholders to be held on Friday, July 2, 2010 at 8:00 AM EDT, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

COMMENTS:

¢	14475 ¢